EXHIBIT 10.3

SENIOR SECURED REVOLVING CREDIT AGREEMENT

SENIOR SECURED REVOLVING CREDIT AGREEMENT

This Senior Secured Revolving Credit Agreement (the “Agreement”) is dated as of September 29, 2005 and entered into by and among CALIFORNIA STEEL INDUSTRIES, INC. (the “Borrower”), a Delaware corporation , the LENDERS listed on the signature pages hereof (collectively, the “Lenders”), MIZUHO CORPORATE BANK, LTD., as administrative agent for the Lenders (the “Administrative Agent”), MIZUHO CORPORATE BANK, LTD., as issuing bank (the “Primary Issuing Bank”), WELLS FARGO BANK, N.A., as Alternate Issuing Bank (the “Alternate Issuing Bank”), MIZUHO CORPORATE BANK, LTD., as arranger (the “Arranger”) and THE BANK OF TOKYO-MITSUBISHI, LTD., as Syndication Agent.

WHEREAS, the Borrower has requested that the Lenders extend credit in order to enable the Borrower, subject to the terms and conditions herein, to borrow on a revolving basis loans in an aggregate principal amount at any time outstanding not in excess of $110,000,000, the proceeds of which will be used to refinance existing indebtedness and for general corporate purposes;

WHEREAS, the Borrower has agreed to secure all of the Obligations hereunder and under the other Loan Documents by granting to the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, a security interest in all accounts receivables and inventory, including, without limitation, all proceeds thereof, of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders have agreed to make such amounts available on the terms and conditions of the Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Issuing Banks agree as follows (with certain terms used herein being defined in Article 10):

ARTICLE 1

CREDIT FACILITY

Section 1.01 Commitment to Lend. Upon the terms and subject to the conditions of this Agreement, each Lender, severally and not jointly, agrees to make, from time to time during the period from the Agreement Date through the Maturity Date, one or more Loans to the Borrower in an aggregate unpaid principal amount not exceeding at any time (i) in the aggregate with such Lender’s Commitment Percentage of the Maximum Drawing Amount and Unpaid Reimbursement Obligations, such Lender’s Commitment at such time and (ii) in the aggregate with all outstanding Loans and all the Lenders’ Commitment Percentages of the Maximum Drawing Amount and Unpaid Reimbursement Obligations, the lesser of (A) the Total Commitment and (B) the Borrowing Base then in effect. Subject to Section 1.06 and the other terms and conditions of this Agreement, the Loans may, at the option of the Borrower, be made as, and from time to time continued as or converted into, Base Rate or Eurodollar Rate Loans of any permitted Type, or any combination thereof. The aggregate amount of the Commitments on the Agreement Date is $110,000,000.

Section 1.02 Manner of Borrowing. (a) The Borrower shall give the Administrative Agent notice (which shall be irrevocable) no later than 9:30 a.m. (Los Angeles time) on, in the case of Base Rate Loans, the same Business Day for which the Base Rate Loan is requested, and, in the case of Eurodollar Rate Loans, the third Eurodollar Business Day before, the requested date for the making of such Loans. Each such notice shall be in the form of Schedule 1.02 and shall specify (i) the requested date for the making of the requested Loans, which shall be, in the case of Base Rate Loans, a Business Day and, in the case of Eurodollar Rate Loans, a Eurodollar Business Day, (ii) the Type or Types of Loans requested and (iii) the amount of each such Type of Loan, which amount shall be, (x)(i) in the case of a Base Rate Loan, in integral multiples of $500,000, not less than $1,000,000 and (ii) in the case of a Eurodollar Loan, in integral multiples of $1,000,000, not less than $5,000,000 or (y) the aggregate amount of the unused Commitments. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount and Type of each Loan to be made by such Lender on the requested date specified therein.

(b) Not later than 11:30 a.m. (Los Angeles time) on each requested date for the making of Loans, each Lender shall make available to the Administrative Agent, in Dollars in funds immediately available to the Administrative Agent at the Administrative Agent’s Office, the Loans to be made by such Lender on such date. Any Lender’s failure to make any Loan to be made by it on the requested date therefor shall not relieve any other Lender of its obligation to make any Loan to be made by such other Lender on such date, but such other Lender shall not be liable for such failure.

(c) Unless the Administrative Agent shall have received notice from a Lender, in the case of Base Rate Loans, prior to 10:30 a.m. (Los Angeles time) on the requested date for the making of any such Loans, and in the case of Eurodollar Rate Loans, prior to 2:00 p.m. on the Business Day before the requested date for making any such Loans, that such Lender will not make available to the Administrative Agent the Loans requested to be made by such Lender on such requested date, the Administrative Agent may assume that such Lender has made such Loans available to the Administrative Agent on such requested date in accordance with Section 1.02(b) and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower on such requested date a corresponding amount on behalf of such Lender. If and to the extent such Lender shall not have so made available to the Administrative Agent the Loans requested to be made by such Lender on such requested date and the Administrative Agent shall have so made available to the Borrower a corresponding amount on behalf of such Lender, such Lender shall, on demand, pay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date such amount shall have been so made available by the Administrative Agent to the Borrower until the date such amount shall have been repaid to the Administrative Agent, at the applicable rate or rates otherwise applicable to such Loan as provided in Section 1.03(a). If such Lender does not pay such corresponding amount promptly upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such corresponding amount to the Administrative Agent together with accrued interest thereon at the applicable rate or rates provided in Section 1.03(a).

(d) All Loans made available to the Administrative Agent in accordance with Section 1.02(b) shall be disbursed by the Administrative Agent on the requested date therefor in

Dollars in funds immediately available to the Borrower by credit to an account of the Borrower at the Administrative Agent’s Office or in such other manner as may have been specified in the applicable notice and as shall be acceptable to the Administrative Agent.

Section 1.03 Interest. (a) Rates . Unless an Event of Default is continuing, (i) each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (A) so long as it is a Base Rate Loan, the Base Rate as in effect from time to time plus the Applicable Margin and (B) so long as it is a Eurodollar Rate Loan, the applicable Adjusted Eurodollar Rate plus the Applicable Margin and (ii) each other amount due and payable hereunder shall, to the maximum extent permitted by Applicable Law, bear interest at a rate per annum equal to the Base Rate as in effect from time to time. During an Event of Default (and whether before or after judgment), each Loan (whether or not due) and, to the maximum extent permitted by Applicable Law, each other amount due and payable under the Loan Documents shall bear interest at a rate per annum equal to the applicable Post-Default Rate.

(b) Payment. Interest shall be payable, (i) in the case of Base Rate Loans, on each Interest Payment Date, for the period from the immediately preceding Interest Payment Date to such Interest Payment Date, (ii) in the case of a Eurodollar Rate Loan, on the last day of each applicable Interest Period (and, if an Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period), (iii) in the case of any Loan, when such Loan shall be due (whether at maturity, by reason of notice of acceleration or otherwise (other than by reason of notice of prepayment)) but only to the extent then accrued on the amount then so due, (iv) in the case of a Eurodollar Rate Loan, when such Loan shall be due (by reason of notice of prepayment) or converted, but only to the extent then accrued on the amount then so due or converted, and (v) in the case of all other amounts due and payable under the Loan Documents, on demand. Interest at the Post-Default Rate shall be payable on demand.

(c) Conversion and Continuation. (i) All or any part of the principal amount of Loans of any Type may, on any Business Day, be converted into any other Type or Types of Loans, except that (A) Eurodollar Rate Loans may be converted only on the last day of an applicable Interest Period and (B) Base Rate Loans may be converted into Eurodollar Rate Loans only on a Eurodollar Business Day.

(ii) Base Rate Loans shall continue as Base Rate Loans unless and until such Loans are converted into Loans of another Type. Eurodollar Rate Loans of any Type shall continue as Loans of such Type until the end of the then current Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with Section 1.03(c)(iv) requesting either that such Loans continue as Loans of such Type for another Interest Period or that such Loans be converted into Loans of another Type at the end of such Interest Period.

(iii) Notwithstanding anything to the contrary contained in Section 1.03(c)(i) or (ii), during a Default, the Administrative Agent may notify the Borrower that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until no Default shall continue to exist, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.

(iv) The Borrower shall give the Administrative Agent notice (which shall be irrevocable) of each conversion of Loans or continuation of Eurodollar Rate Loans no later than 9:30 a.m. (Los Angeles time) on, in the case of a conversion into or a continuation of Base Rate Loans, the Business Day, and, in the case of a conversion into or continuation of Eurodollar Rate Loans, the third Eurodollar Business Day, before the requested date of such conversion or continuation. Each notice of conversion or continuation shall be in the form of Schedule 1.03(c)(iv) and shall specify (A) the requested date of such conversion or continuation, (B) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of the Loans to be converted or continued and (C) the amount and Type or Types of Loans into which such Loans are to be converted or as which such Loans are to be continued. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of (x) the contents thereof, (y) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of each Loan to be converted or continued by such Lender and (z) the amount and Type or Types of Loans into which such Loans are to be converted or as which such Loans are to be continued.

(d) Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loans.

Section 1.04 Repayment. The Loans shall mature and become due and payable, and shall be repaid by the Borrower, on the Maturity Date.

Section 1.05 Prepayments. (a) Optional Prepayments. The Borrower may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty, but subject to Section 7.04, except that any partial prepayment shall be in an aggregate principal amount of integral multiples of $1,000,000. The Borrower shall give the Administrative Agent notice of each prepayment no later than 9:30 a.m. (Los Angeles time) on, in the case of a prepayment of Base Rate Loans, the Business Day, and, in the case of a prepayment of Eurodollar Rate Loans, the third Eurodollar Business Day, before the date of such prepayment. Each such notice of prepayment shall be in the form of Schedule 1.05 and shall specify (a) the date such prepayment is to be made and (b) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of the Loans to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of each Loan of such Lender to be prepaid. Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon as provided in Section 1.03(b).

(b) Mandatory Prepayments. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent to be applied, first, to outstanding Base Rate Loans, second, to Eurodollar Rate Loans, and third, to the extent of any remaining amounts, to make a deposit into the Cash Collateral Account to be held as cash collateral for outstanding Letters of Credit. Any amounts paid pursuant to this Section 1.05(b) shall be accompanied by any amounts that may be due pursuant to Section 7.04 as a result of such payment.

Section 1.06 Limitation on Types of Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall borrow, prepay, convert and continue Loans in a manner such that (a) the aggregate principal amount of Eurodollar Rate Loans of the same Type and having the same Interest Period shall at all times be not less than $5,000,000, (b) there shall not be, at any one time, more than eight Interest Periods in effect with respect to Eurodollar Rate Loans of all Types and (c) no payment of Eurodollar Rate Loans will have to be made prior to the last day of an applicable Interest Period in order to repay the Loans on the Maturity Date.

Section 1.07 Letters of Credit.

(a) Commitment to Issue Letters of Credit. (i) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the applicable Issuing Bank’s customary form (a “Letter of Credit Application”), such Issuing Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in Section 1.07(a)(iv) and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by such Issuing Bank; provided, however, that, after giving effect to such request, (A) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $50,000,000 at any one time, (B) the sum of the Maximum Drawing Amount and Unpaid Reimbursement Obligations with respect to Letters of Credit issued, extended or renewed by the Alternate Issuing Bank shall not exceed $5,000,000 at any one time and (C) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the lesser of (D) the Total Commitment and (E) the Borrowing Base; provided, further, that, any Letters of Credit issued, extended or renewed hereunder shall be issued, extended or renewed only by the Primary Issuing Bank unless the Borrower shall have certified to the Administrative Agent in the Letter of Credit Application that the intended beneficiary requires a Letter of Credit issued by the Alternate Issuing Bank. The applicable Issuing Bank shall notify the Administrative Agent of the Maximum Drawing Amount and other terms of each proposed Letter of Credit at least two (2) Business Days prior to the issuance thereof. Upon the issuance of any Letter of Credit, the applicable Issuing Bank shall promptly furnish a copy thereof to the Administrative Agent.

(ii) Letter of Credit Applications. The Borrower shall give the applicable Issuing Bank a Letter of Credit Application no later than 9:30 a.m. (Los Angeles time) on the third Business Day before the requested date for issuing, extending or renewing a

Letter of Credit. Promptly thereafter, the Borrower shall provide a copy of such Letter of Credit Application to the Administrative Agent. Each Letter of Credit Application shall be in the form of Schedule 1.07 and be completed to the satisfaction of such Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

(iii) Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (A) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (B) have an expiry date no later than the earlier of (x) one (1) year from the date of issuance and (y) the date which is thirty (30) days (or if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

(iv) Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the applicable Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 1.07(b) (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

(v) Participation of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under Section 1.07(b) in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 1.07(b).

(b) Reimbursement Obligation of the Borrower. In order to induce each Issuing Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to each Issuing Bank, for the account of such Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by such Issuing Bank hereunder,

(i) except as otherwise expressly provided in Section 1.07(b)(ii) and (iii), on each date that any draft presented under such Letter of Credit is honored by the such Issuing Bank, or such Issuing Bank otherwise makes a payment with respect thereto, (A) the amount paid by such Issuing Bank under or with respect to such Letter of Credit, and (B) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such Issuing Bank or any Lender in connection with any payment made by such Issuing Bank or any Lender under, or with respect to, such Letter of Credit,

(ii) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Issuing Banks for the benefit of the Lenders and the Issuing Banks as cash collateral for all Reimbursement Obligations, and

(iii) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Article 6, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Issuing Banks for the benefit of the Lenders and the Issuing Banks as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the applicable Issuing Bank at such Issuing Bank’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 1.07 at any time from the date such amounts become due and payable (whether as stated in this Section 1.07, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to such Issuing Bank on demand at the Post-Default Rate.

(c) Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse such Issuing Bank as provided in Section 1.07(b) on or before the date that such draft is paid or other payment is made by such Issuing Bank, such Issuing Bank may at any time thereafter notify the Administrative Agent, who will promptly notify the Lenders of their respective Commitment Percentage of the amount of any such Unpaid Reimbursement Obligation. No later than 11:00 a.m. (Los Angeles time) on the Business Day next following the receipt of such notice, each Lender shall make available to such Issuing Bank, at such Issuing Bank’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate for federal funds during each day included in such period, times (ii) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to such Issuing Bank, and the denominator of which is 360. The responsibility of such Issuing Bank to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

(d) Obligations Absolute. The Borrower’s obligations under this Section 1.07 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Issuing Banks and the Lenders that the Issuing Banks and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 1.07(b) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of Letter of Credit or any such transferee. The Issuing Banks and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by any Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank or Lender to the Borrower.

(e) Reliance by Issuer. To the extent not inconsistent with Section 1.07(d), each Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, email, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Bank. Each Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

Section 1.08 Fees. (a) Upfront Fee; Arrangement Fee; Agency Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders the fees separately agreed to under the fee letter dated the date hereof between the Borrower and the Administrative Agent. Such fees shall be payable in the amounts and at the times provided therein.

(b) Commitment Fee; Reduction of Commitments. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee for each day, from the Agreement Date through the Maturity Date, on (i) such Lender’s Commitment for such day minus (ii) the amount of such Lender’s Commitment Percentage of the sum of (A) all outstanding Loans, (B) the Maximum Drawing Amount and (C) all Unpaid Reimbursement Obligations, in each case, on such day, at a rate per annum determined on the basis of the Leverage Ratio as in effect on such day, in accordance with the Levels and the Commitment Fee rate set forth in the definition of “Applicable Margin”.

The commitment fee is payable quarterly in arrears on (i) each Payment Date for the period from the immediately preceding Payment Date to such Payment Date, (ii) on the Maturity

Date to the extent accrued and unpaid on the Maturity Date and (iii) on the date of any reduction of such Commitment (to the extent accrued and unpaid on the amount of the reduction). The Borrower may reduce the Commitments by giving the Administrative Agent notice (which shall be irrevocable) thereof no later than 10:30 a.m. (Los Angeles time) on the fifth Business Day before the requested date of such reduction, except that no partial reduction shall be in an aggregate amount less than integral multiples of $1,000,000. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount to which such Lender’s Commitment is to be reduced.

(c) Letter of Credit Fee. (i) In connection with the issuance or any extension or renewal of any Letter of Credit, the Borrower shall pay a fee (in each case, a “Letter of Credit Fee”), payable quarterly in arrears on (i) each Payment Date for the period from the immediately preceding Payment Date to such Payment Date and (ii) on the Maturity Date to the extent accrued and unpaid on the Maturity Date, to the Administrative Agent in respect of each Letter of Credit in an amount equal to the applicable interest rate for Eurodollar Rate Loans in effect from time to time applied to the daily average Maximum Drawing Amount of such Letter of Credit for the period from such issuance, extension or renewal date to the stated expiry date, which shall be for the accounts of the Lenders in accordance with their respective Commitment Percentages.

(ii) In respect of each Letter of Credit, the Borrower shall pay to the applicable Issuing Bank for its own account (A) one quarter of one percent (0.25%) per annum applied to the daily average Maximum Drawing Amount of such Letter of Credit for the period from the issuance, extension or renewal date to the stated expiry date of such Letter of Credit, as a fronting fee (“Letter of Credit Fronting Fee”) payable on (i) each Payment Date for the period from the immediately preceding Payment Date to such Payment Date and (ii) on the Maturity Date to the extent accrued and unpaid on the Maturity Date and (B) at such other time or times as such charges are customarily made by such Issuing Bank, such Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees (“Letter of Credit Administration Fee”) as in effect from time to time.

(d) None of the fees payable under this Section 1.08 shall be refundable in whole or in part.

Section 1.09 Computation of Interest and Fees. Interest and fees shall be computed on the basis of a year of 360 days (or 365/366 days in the case of the Base Rate Loans) and paid for the actual number of days elapsed or to be elapsed, as the case may be. Interest and fees for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

Section 1.10 Payments by the Borrower. (a) Time, Place and Manner. All payments due to the Administrative Agent or the Issuing Banks under the Loan Documents shall be made to the Administrative Agent or such Issuing Bank, as the case may be, at the Administrative Agent’s Office, or such Issuing Bank’s Office, as the case may be, or to such other Person or at such other address as the Administrative Agent or such Issuing Bank may designate by notice to the Borrower. All payments due to any Lender under the Loan Documents shall, in the case of payments on account of principal of or interest on the Loans or commitment fees or any other amounts, be made to the Administrative Agent at the Administrative Agent’s Office, except that in the case of the Letter of Credit Fronting Fee, Letter of Credit Administration Fee and Unpaid Reimbursement Obligations, such payments shall be made to the applicable Issuing Bank at such Issuing Bank’s Office. All payments due to any Lender under the Loan Documents, shall be made for the account of such Lender’s Lending Office. A payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person, no later than 1:00 p.m. (Los Angeles time) on such day.

(b) No Reductions. All payments by the Borrower under the Loan Documents, shall be made without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deducted under Applicable Law.

(c) Authorization to Charge Accounts. The Borrower hereby authorizes the Administrative Agent, each Issuing Bank and each Lender, if and to the extent any amount payable by the Borrower under the Loan Documents (whether payable to such Person or to any other Person that is the Administrative Agent, an Issuing Bank or a Lender) is not otherwise paid when due, to charge such amount against any or all of the accounts of the Borrower with such Person or any of its Affiliates (whether maintained at a branch or office located within or without the United States), with the Borrower remaining liable for any deficiency.

(d) Extension of Payment Dates. Whenever any payment to the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, or, in the case of payments of the principal of Eurodollar Rate Loans, a Eurodollar Business Day, such payment shall instead be due on the next succeeding Business or Eurodollar Business Day, as the case may be, unless, in the case of a payment of the principal of Eurodollar Rate Loans, such extension would cause payment to be due in the next succeeding calendar month, in which case such due date shall be advanced to the next preceding Eurodollar Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of the Loan Documents, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

(e) Distribution by the Administrative Agent.

(i) The Administrative Agent shall promptly distribute to each Lender its ratable share of each payment received by the Administrative Agent under the Loan Documents for the account of the Lenders by credit to an account of such Lender at the Administrative Agent’s Office or by wire transfer to an account of such Lender at an office of any other commercial Lender located in the United States.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders under the Loan Documents that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Lender on such due date a corresponding amount with respect to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent shall have so distributed to any Lender a corresponding amount, such Lender shall, on demand, repay to the Administrative Agent the amount so distributed together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate.

Section 1.11 Evidence of Indebtedness. Each Lender’s Loans and the Borrower’s obligation to repay such Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of such Lender and, at the request of any Lender, a single Note payable to the order of such Lender. The records of each Lender shall be prima facie evidence of such Lender’s Loans and accrued interest thereon and of all payments made in respect thereof.

Section 1.12 Pro Rata Treatment. Except to the extent otherwise provided herein, (a) Loans shall be made by the Lenders pro rata in accordance with their respective Commitments, (b) Loans of the Lenders shall be converted and continued pro rata in accordance with their respective amounts of Loans of the Type and, in the case of Eurodollar Rate Loans, having the Interest Period being so converted or continued, (c) each reduction in the Commitments shall be made pro rata in accordance with the respective amounts thereof, (d) each payment of the principal of or interest on the Loans or of commitment fees shall be made for the account of the Lenders pro rata in accordance with their respective amounts thereof then due and payable and (e) each of the Lenders shall make payments to the applicable Issuing Bank with respect to any Letters of Credit issued, renewed or extended pro rata in accordance with their respective Commitment Percentages. All payments and other allocations to or in respect of the Lenders pursuant to this Section 1.12 shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note or each Reimbursement Obligation, as the case may be, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

Section 1.13 Taxes Payable by the Borrower. (i) If under Applicable Law any Tax is required to be withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment to the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents, the Borrower (A) shall (1), if so required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (2) indemnify the Administrative Agent, such Issuing Bank and such Lender in accordance with the provisions of Section 9.02(d) against its failure so to do and (B) shall, subject to Section 1.13(iii), pay to the Administrative Agent, such Issuing Bank or such Lender, as applicable, (1) such additional amounts as may be necessary so that the net amount received by the Administrative Agent, such Issuing Bank or such Lender with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted by the Borrower, is equal to the full amount payable under the Loan Documents and (2) an amount equal to all Taxes payable by the Administrative Agent, such Issuing Bank or such Lender as a result of payments made by the Borrower (whether to a taxing authority or to the Administrative Agent, such

Issuing Bank or such Lender pursuant to this Section 1.13(i). If any Tax is withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment payable to the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents, the Borrower shall, as soon as possible after the date of such payment, furnish to the Administrative Agent, such Issuing Bank or such Lender, as applicable, the original or a certified copy of a receipt for such Tax from the applicable taxing authority. If any payment due to the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents is or is expected to be made without withholding or deducting therefrom, or otherwise paying in connection therewith, any Tax payable to any taxing authority, the Borrower shall, within thirty (30) days after any request from the Administrative Agent, such Issuing Bank or such Lender, as applicable, furnish to the Administrative Agent, such Issuing Bank or such Lender a certificate from such taxing authority, or an opinion of counsel acceptable to the Administrative Agent, such Issuing Bank or such Lender, in either case stating that no Tax payable to such taxing authority was or is, as the case may be, required to be withheld or deducted from, or otherwise paid by the Borrower in connection with, such payment.

(ii) Taxes Payable by the Administrative Agent, any Issuing Bank or any Lender. The Borrower shall, promptly upon request by the Administrative Agent, any Issuing Bank or any Lender for the payment thereof, but subject to Section 1.13(iii) pay to the Administrative Agent, such Issuing Bank or such Lender, as the case may be, (A) all Taxes and (B) all Taxes payable by the Administrative Agent, such Issuing Bank or such Lender as a result of payments made by the Borrower (whether made to a taxing authority or to the Administrative Agent, such Issuing Bank or such Lender) pursuant to this Section 1.13(ii).

(iii) Limitations. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to pay any additional amount in respect of Bank Taxes payable by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, with respect to any payment due to the Administrative Agent, such Issuing Bank or such Lender under the Loan Documents.

(iv) Exemption from U.S. Withholding Taxes. There shall be submitted to the Borrower, the Administrative Agent and the Issuing Banks, (A) on or before the first date that interest or fees are payable or creditable to such Lender under the Loan Documents, (1) if at the time the same are applicable, (aa) by each Lender that is not a United States Person, two duly completed and signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, in either case entitling such Lender to a complete exemption from withholding of any United States federal income taxes on all amounts to be received by such Lender under the Loan Documents, or (bb) by each Lender that is a Non-US Bank, (x) a duly completed Internal Revenue Service Form W-8BEN and (y) a certification in the form of Schedule 1.13(d) that such Lender is a Non-US Bank or (2) if at the time any of the foregoing are inapplicable, duly completed and signed copies of such form (including Internal Revenue Service Form W-81MY, if applicable), if any, as entitles such Lender to exemption from withholding of United States federal income taxes to the maximum extent to which such Lender is then entitled under Applicable Law, and (B) from time to time thereafter, prior to the expiration or obsolescence of any previously delivered form or upon any previously delivered form becoming inaccurate or inapplicable, such further duly completed and signed copies of such form, if any, as entitles such Lender to exemption from withholding of United States federal income taxes to the maximum extent to which such Lender is then entitled under Applicable Law. Each Lender shall promptly notify the Borrower, the Administrative Agent and the Issuing Banks if (A) it is required to withdraw or cancel any form or certificate previously submitted by it or any such form or certificate has otherwise become ineffective or inaccurate or (B) payments to it are or will be subject to withholding of United States federal income taxes to a greater extent than the extent to which payments to it were previously subject. Upon the request of the Borrower, the Administrative Agent or any Issuing Bank, each Lender that is a United States Person shall from time to time submit to the Borrower, the Administrative Agent and the Issuing Banks a certificate to the effect that it is such a United States Person and a duly completed Internal Revenue Service Form W-9.

Section 1.14 Borrowing Base. The Borrowing Base shall be determined monthly by the Administrative Agent by reference to the Borrowing Base Report, commercial finance examination by the Administrative Agent and collateral audit reports and other information obtained by or provided to the Administrative Agent. The Administrative Agent shall give to the Borrower written notice of any change in the Borrowing Base determined by the Administrative Agent. In the case of a reduction in the lending formula with respect to Eligible Accounts Receivable or Eligible Inventory, such notice shall be effective five (5) days after its receipt by the Borrower and in the case of any change in the general criteria for Eligible Accounts Receivable or Eligible Inventory, such notice shall be effective upon its receipt by the Borrower. Prior to the time that such notice becomes effective the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

ARTICLE 2

CONDITIONS TO LOANS

Section 2.01 Conditions to Initial Loans. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue any initial Letters of Credit is subject to the receipt by the Administrative Agent and each Issuing Bank of each of the following, in form and substance and, in the case of the materials referred to in clauses (a), (b), (c), (f) and (g), certified in a manner satisfactory to each of the Administrative Agent and the Issuing Banks:

(a) a certificate of the Secretary or an Assistant Secretary of the Borrower, dated the requested date for the making of such Loan, substantially in the form of Schedule 2.01(a), to which shall be attached a copy of the resolutions of the Board of Directors and by-laws referred to in such certificate;

(b) a copy of the organizational documents, including all amendments thereto, of the Borrower, certified, as of a recent date, by the Secretary of State or other appropriate official of the Borrower’s jurisdiction of organization;

(c) a good standing certificate with respect to the Borrower and any Subsidiary (where possible), issued as of a recent date by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization, together with a supplemental certificate from such Secretary of State or other official, updating the information in such certificate;

(d) an opinion of Winston & Strawn LLP, counsel for the Borrower, dated the requested date for the making of such Loan, in the form of Schedule 2.01(d), with such changes as the Administrative Agent and the Issuing Banks shall approve;

(e) an opinion of counsel for the Administrative Agent, dated the requested date for the making of such Loan, in the form of Schedule 2.01(e);

(f) a copy of each Governmental Approval and other third-party consents or approvals;

(g) a certificate of the president or chief financial officer of the Borrower, dated the requested date for the making of such Loan, setting forth the manner and degree of detail in which the Borrower will make the calculations required by paragraph 3 and 4 of Schedules 5.01(a) and 5.01(b) and setting forth the Leverage Ratio based on the most recent financial statements as set forth on Schedule 5.02(a);

(h) a duly executed Note for each Lender which has requested the same and a duly executed copy of each of the other Loan Documents, the Agency Account Agreement, the Customs Agent Agreement and the Termination and Release Documents;

(i) payment of all fees, disbursements and expenses of the Administrative Agent, the Issuing Banks, the Arranger and the Lenders, payable at the closing based on invoices presented at or prior to closing;

(j) either (i) such UCC-1 financing statements and other documents as the Administrative Agent may request, the filing or recordation of which is necessary or appropriate in the Administrative Agent’s determination to create or perfect a security interest in the Collateral under Applicable Law, or (ii) evidence of the filing or recordation of the same in such offices as the Administrative Agent shall have specified;

(k) UCC lien search reports;

(l) such instruments and other documents as the Administrative Agent may request, the possession of which is necessary or appropriate in the Administrative Agent’s determination to create or perfect a security interest in the Collateral under Applicable Law;

(m) the Base Financial Statements and the most recent, unaudited, consolidated balance sheet of the Borrower and its Subsidiaries and the related statements of income and retained earnings;

(n) a duly completed Internal Revenue Service Form W-9 with respect to the Borrower; and

(o) any other information or documents as the Administrative Agent, any Issuing Bank or any of the Lenders may request.

Section 2.02 Conditions to Each Loan. The obligation of each Lender to make each Loan requested to be made by it, including its initial Loan, and of each Issuing Bank to issue, extend or renew any Letter of Credit, including the initial Letter of Credit, as the case may be, is subject to the satisfaction of the following conditions:

(a) the Administrative Agent shall have received a notice of borrowing with respect to such Loan complying with the requirements of Section 1.02 or the applicable Issuing Bank shall have received a Letter of Credit Application with respect to such Letter of Credit complying with the requirements of Section 1.07;

(b) each Loan Document Representation and Warranty shall be true and correct at and as of the time such Loan is to be made or such Letter of Credit is to be issued, extended or renewed, both with and without giving effect to such Loan or such Letter of Credit, as the case may be, and all other Loans to be made or Letters of Credit to be issued, extended or renewed, as the case may be, at such time and to the application of the proceeds thereof;

(c) no Default shall have occurred and be continuing at the time such Loan is to be made or such Letter of Credit is to be issued, extended or renewed, as the case may be, or would result from the making of such Loan or the issuance, extension or renewal of such Letter of Credit, as the case may be, and all other Loans to be made or Letters of Credit to be issues, extended or renewed, as the case may be, at such time or from the application of the proceeds thereof;

(d) such Loan or Letter of Credit, as the case may be, will not contravene any Applicable Law applicable to such Lender or such Issuing Bank; and

(e) the Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with Section 5.01(f).

The Borrower shall be deemed to have made a Representation and Warranty as of the time of the making of such Loans or the issuance, renewal or extension of such Letters of Credit that the conditions specified in such clauses have been fulfilled as of such time.

ARTICLE 3

CERTAIN REPRESENTATIONS AND WARRANTIES

In order to induce each Lender and each Issuing Bank to enter into this Agreement and to make each Loan requested to be made or issue, extend or renew each Letter of Credit requested to be issued, extended or renewed, as the case may be, the Borrower represents and warrants as follows:

Section 3.01 Organization; Power; Qualification. (i) The Borrower is a corporation a) duly organized, validly existing and in good standing under the laws of Delaware, (b) having the corporate power and authority to own and lease its properties (as applicable) and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Material Adverse Effect.

(ii) Each of its Subsidiaries is a corporation (a) duly organized, validly existing and in good standing under the laws of its respective state of incorporation, (b) having the corporate power and authority to own and lease its properties (as applicable) and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Material Adverse Effect.

Section 3.02 Subsidiaries. (i) Schedule 3.02 sets forth, as of the Agreement Date, all of the Subsidiaries, their jurisdictions of incorporation and the percentages of the various classes of their Capital Securities owned by the Borrower or another Subsidiary. The Borrower has the unrestricted right to vote, and (subject to limitations imposed by Applicable Law) to receive dividends and distributions on, all Capital Securities indicated on Schedule 3.02 as owned by the Borrower. All such Capital Securities have been duly authorized and issued and are fully paid and nonassessable. Except as set forth on Schedule 3.02, neither the Borrower nor any Subsidiary is engaged in any joint venture or partnership with any other Person.

Section 3.03 Authorization; Enforceability; Required Consents; Absence of Conflicts. The Borrower has the power, and has taken or caused to be taken all necessary action to authorize the Borrower, to execute, deliver and perform in accordance with their respective terms of the Loan Documents and to borrow hereunder in the unused amount of the Commitments. This Agreement has been, and each of the other Loan Documents when delivered to the Administrative Agent will have been, duly executed and delivered by the Borrower and is, or when so delivered will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity. The execution, delivery and performance in accordance with their respective terms by the Borrower of this Agreement and the other Loan Documents and each borrowing hereunder, whether or not in the amount of the unused Commitments, do not and (absent any change in any Applicable Law or applicable Contract) will not (a) require any Governmental Approval or third-party permit, license or approval, including any consent or approval of any Subsidiary or any consent or approval of the shareholders of the Borrower or the shareholders of its Subsidiaries, other than Governmental Approvals and other consents and approvals that have been obtained, are final and not subject to review on appeal or to collateral attack, are in full force and effect and, in the case of any such required under any Applicable Law or Contract as in effect on the Agreement Date, are listed on Schedule 3.03, or (b) violate, conflict with, result in a breach of, constitute a default under, or result in or require the creation of any Lien (other than the Security Interest) upon any assets of the Borrower or any Subsidiary under (i) any Contract or by which the Borrower or any Subsidiary or any of their respective properties may be bound or (ii) Applicable Law.

Section 3.04 Compliance with Law, Permits, Consents, Contracts, etc; No Additional Permits Required. (a) Except as set forth in Schedule 3.04, (i) the Borrower and its Subsidiaries are in compliance with all (x) Contracts and (y) laws, rules or regulations, orders, judgments, writs, injunctions, decrees, determinations, awards of all Governmental Authority and all Governmental Approvals, except in each case where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) No additional Governmental Approvals are necessary in order to carry on the business of the Borrower or its Subsidiaries, except where the failure to obtain such Governmental Approval would not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

Section 3.05 Litigation. Except as set forth on Schedule 3.05, there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings pending (nor, to the knowledge of the Borrower and any Subsidiary, threatened) against or in any other way relating to or affecting (a) the Borrower or any Subsidiary or their respective businesses or properties, (b) this Agreement or the other Loan Documents or (c) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.06 Environmental Matters. The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws and safety matters, the noncompliance with which would reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.06, (i) neither the Borrower nor any Subsidiary has received any communication, whether from a Governmental Authority, employee or otherwise, that alleges past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Environmentally Regulated Material, in each case, that could reasonably be expected to form the basis of any Environmental Claims against the Borrower or any Subsidiary and that would reasonably be expected to have a Material Adverse Effect and (ii) no notices of violations, citations or other similar governmental orders remain uncorrected (or will remain uncorrected beyond any period of time for the correction thereof permitted under all applicable Environmental Laws).

Section 3.07 Contracts; Applicable Law. Neither the Borrower nor any Subsidiary is a party to or bound by any Contract or Applicable Law, compliance with which could reasonably be expected to have a Material Adverse Effect.

Section 3.08 No Adverse Change or Event. Since December 31, 2004, no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect. Such an adverse change may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default shall have occurred and be continuing.

Section 3.09 Collateral. The Borrower has good title or valid rights to (i) the interests in the tangible and intangible personal property forming the Collateral purported to be covered by the Security Agreement, subject only to Permitted Liens as listed on Schedule 4.08(b) and (ii) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the interests in all other properties held by the Borrower, subject only to Permitted Liens as listed on Schedule 4.08(a).

Section 3.10 Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to be filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are subject to a good faith contest and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles.

Section 3.11 Compliance with ERISA. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred with respect to a Plan; no Plan which is a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA); no Plan has any Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an “accumulated funding deficiency” (within the meaning of such sections of the Code or ERISA) or, has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to each Plan, each Multiemployer Plan has been timely made or accrued or otherwise properly reserved on the Borrower’s or its Subsidiaries’ balance sheets; neither the Borrower nor any Subsidiary nor any ERISA Affiliate has incurred, any liability (including any indirect, contingent or secondary liability) to or on account of any Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or is reasonably likely to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; except as set forth on Schedule 3.11, no condition exists that presents a risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of any Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan that is subject to Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA); no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the Borrower’s best knowledge, expected or threatened; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section

4980B of the Code; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan or Multiemployer Plan. Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, is not reasonably likely to have a Material Adverse Effect; and the Borrower and any Subsidiary do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under this Agreement.

Section 3.12 Federal Reserve Regulation. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the proceeds of any of the Loans shall be used, and none of any Letters of Credit shall be obtained, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 3.13 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is (i) an “investment company” as such term is defined or subject to regulation under in the Investment Company Act of 1940, (ii) a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 (“PUCHA”) or (iii) subject to any other Applicable Law (including PUHCA) which purports to restrict or regulate its ability to incur debt or grant Liens on its property.

Section 3.14 Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain Letters of Credit, only for the purposes of refinancing certain Indebtedness and for general corporate purposes.

Section 3.15 Additional Adverse Facts. Except for facts and circumstances disclosed on Schedule 3.05 or Schedule 3.15 or in the notes to the financial statements referred to in Section 5.02(a), no fact or circumstance is known to the Borrower or its Subsidiary, that, either alone or in conjunction with all other such facts and circumstances, has had or could reasonably be expected to have (so far as the Borrower and any Subsidiary can reasonably foresee) a Material Adverse Effect.

Section 3.16 Existing Indebtedness. The Borrower has no outstanding Indebtedness on the date hereof, except as set forth on Schedule 4.06.

Section 3.17 Title to Properties. Except as indicated on Schedule 3.17, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the

Borrower and its Subsidiaries as of December 31, 2004 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

Section 3.18 Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is twelve months ending on December 31 of each calendar year.

Section 3.19 No Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.20 Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable in the reasonable opinion of Borrower’s counsel, under applicable law, to establish the Administrative Agent’s rights with respect to the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

Section 3.21 Bank Accounts. (a) Schedule 3.21(a) sets forth the account numbers and location of all bank accounts of the Borrower and its Subsidiaries (the “Local Accounts”).

(b) Schedule 3.21(b) sets forth the account number and location of the Receivables Account of the Borrower and its Subsidiaries.

Section 3.22 Projections. The projections of the annual operating budgets, balance sheets and cash flow statements of the Borrower and its Subsidiaries on a consolidated basis, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

ARTICLE 4

CERTAIN COVENANTS

From the Agreement Date and until the Repayment Date,

A.	The Borrower shall and shall cause any Subsidiary to:

Section 4.01 Preservation of Existence and Properties, Scope of Business, Compliance with Law, Payment of Taxes and Claims, Preservation of Enforceability.

(a) preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges;

(b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties and equipment, required for the conduct of its business;

(c) engage only in businesses now conducted by them and in related businesses;

(d) comply with all Applicable Law, including, without limitation, environmental laws and regulations and ERISA and all material contractual obligations, except where the failure to comply with any of the foregoing would not reasonably be expected to result in a Material Adverse Effect;

(e) pay all other obligations of the Borrower and any Subsidiary promptly and in accordance with their terms and pay and discharge when due all Taxes, Liabilities, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default; and

(f) take all action and obtain all consents and Governmental Approvals required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms, except that this Section 4.01 (other than clauses (a), in so far as it requires the Borrower to preserve its corporate existence, (c) and (f)) shall not apply in any circumstance where noncompliance, together with all other non-compliances with this Section 4.01, would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Insurance. Maintain insurance with respect to its properties and business with financially sound and reputable insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses in similar geographic areas, or as may be required by Applicable Law.

Section 4.03 Use of Proceeds. Use the proceeds of the Loans and will obtain Letters of Credit for purposes of refinancing certain Indebtedness and for general corporate purposes.

Section 4.04 Maintenance of Collateral. Make from time to time all filings and recordings necessary or advisable to perfect the Administrative Agent’s rights and interest with respect to the Collateral and in and to such rights, to perfect and maintain for the benefit of the Lenders a first priority security interest provided for in the Security Documents.

Section 4.05 Bank Accounts. (a)(i) On or prior to the Agreement Date, cause the financial institution at which the Receivables Account is maintained to enter into an account control agreement and, if applicable lock box agreement (collectively to the extent complying with the following, an “Agency Account Agreement”) in form and substance satisfactory to the Administrative Agent (which shall provide for, among other things, the right of the Administrative Agent to require such financial institution to transfer any deposits held by such financial institution to a cash collateral account at and under the Administrative Agent (the

“Collateral Account”) upon written notice from the Administrative Agent after the occurrence and continuation of a Default or Event of Default), (ii) cause all payments on or cash proceeds of Account Receivables to be made to and deposited in only the Collateral Account or the Receivables Account, and (iii) at all times ensure that immediately upon the receipt of any funds constituting cash proceeds of any Collateral, all such amounts shall have been deposited in the Collateral Account or the Receivables Account.

(b) The Borrower hereby agrees that all amounts received by the Administrative Agent in the Collateral Account will be held as Collateral for the Obligations.

(c) The Borrower shall have the right to withdraw and make use of all cash Collateral deposited in the Receivables Account until such time as the Administrative Agent has given notice of the occurrence and continuation of a Default or Event of Default, all in accordance with the Agency Account Agreement.

B.	The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 4.06 Indebtedness. Be obligated, at any time, in respect of Indebtedness other than:

(a) Indebtedness under any of the Loan Documents;

(b) Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness incurred in connection with the acquisition after the date hereof of any property by the Borrower or any Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $25,000,000 at any one time;

(d) Indebtedness existing on the date hereof and set forth on Schedule 4.06 and any extensions, renewals or replacements thereof which are, in each case, on terms and conditions no less favorable to the Borrower and the interest of the Administrative Agent and the Lenders;

(e) Other Indebtedness not otherwise permitted by this Section 4.06, provided that the combined sum of the aggregate outstanding principal amount of all such Indebtedness of the Borrower and its Subsidiaries permitted pursuant to this Section 4.06(e) and the aggregate outstanding principal amount of Indebtedness permitted under Section 4.06(c) shall not exceed $50,000,000 at any time; and

(f) Indebtedness in respect of Derivative Contracts designed to protect the Borrower and its Subsidiaries against fluctuations in electricity and natural gas prices, provided that the aggregate outstanding amount of Indebtedness permitted pursuant to this Section 4.06(f) shall not exceed $10,000,000 at any time.

Section 4.07 Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, and (ii) the Borrower or its Subsidiaries could incur the attributable Indebtedness in respect of the such Sale and Lease-Back Transaction in compliance with Section 4.06.

Section 4.08 Liens. Permit to exist, at any time, any Lien upon any of its properties or assets of any character, whether now owned or hereafter acquired, or upon any income or profits therefrom, except that this Section 4.08 shall not apply to Permitted Liens.

Section 4.09 Investments. Permit to exist, at any time, any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of the United States of America banks having total assets in excess of $1,000,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rates and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less that “A 1” if rated by Standard & Poor’s Rating Services;

(d) Investments existing on the date hereof as set forth on Schedule 4.09;

(e) Investments with respect to Indebtedness permitted by paragraph (F) of the definition of “Permitted Liens” so long as such entities remain Subsidiaries of the Borrower;

(f) Investments consisting of Investments by the Borrower in Subsidiaries of the Borrower existing on the Agreement Date;

(g) Investments consisting of promissory notes received as proceeds as asset dispositions permitted by Section 4.13;

(h) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding; and

(i) Investments in partnerships, joint ventures or other entities (excluding Subsidiaries), in an aggregate amount at any one time outstanding not to exceed the greater of (i) $60.0 million and (ii) 15% of the Borrower’s Consolidated Assets, provided that (x) such entity is in a steel related business or develops technology which is applicable to the production of steel or (y) such Investment is made to acquire or develop raw materials or technology used in steelmaking.

Section 4.10 Distributions. (a) Make any Distributions, provided, however, so long as no Default or Event of Default exists or would result therefrom and the requirements of subsections (b) and (c) below have been satisfied, the Borrower may:

(i) make semi-annual Distributions, the aggregate amount of all such Distributions not to exceed (A) 50% of the cumulative Consolidated Net Income of the Borrower for the period beginning on the first day of the first fiscal quarter of 2005 and ending on the last day of the last fiscal quarter ending prior to the date of the Distribution plus (B) $40,000,000, and

(ii) make Distributions to the preferred shareholders of the Borrower not to exceed $3,000,000 per year.

(b) The Distributions referenced in subsection (a)(i)(A) above shall be permitted only if the ratio of (y) Consolidated EBITDA for the four fiscal quarters most recently ended to (z) Consolidated Interest Expense plus $3,000,000 for such period is not less than 2.00:1.00. The Distributions referenced in subsection (a)(i)(B) above shall be permitted only if the ratio of (y) Consolidated EBITDA for the four fiscal quarters most recently ended to (z) Consolidated Interest Expense plus $3,000,000 for such period is not less than 3.00:1.00.

(c) The Distributions permitted pursuant to subsection (a)(i) above shall further be subject to the following requirements: (i) such Distributions are made after delivery to the banks of the financial statements required by Sections 5.01(a) and (b), and (ii) the Borrower has delivered calculations to the Administrative Agent, demonstrating in a format satisfactory to the Administrative Agent that (A) the making of such Distributions will not cause a Default or Event of Default on a projected basis for the next two fiscal quarters of the Borrower, (B) the ratio of (y) Consolidated EBITDA for the four fiscal quarters most recently ended to (z) Consolidated Interest Expense plus $3,000,000 for such period is not less than 2.00:1.00, and (C) during the thirty (30) days prior to the making of such Distributions and immediately thereafter, the lesser of the Borrowing Base and the Total Commitment shall exceed the sum of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations by not less than $10,000,000.

Section 4.11 Material Documents. Amend, terminate, modify or waive any right under the Borrower’s organizational documents, or the other material agreements if such amendment, termination, modification or waiver could reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Merger or Consolidation. Merge or consolidate with any Person, or agree to or effect any asset acquisition (excluding Capital Expenditures) or stock acquisition, other than: (a) the acquisition of assets in the ordinary course of business consistent with the Borrower’s steel business, (b) the merger of one or more of the Subsidiaries of the Borrower with and into the Borrower, (c) the merger or consolidation of two or more Subsidiaries of the Borrower, (d) the acquisition of all or any portion of any property subject to the #2 Continuous Galvanizing Line Lease Agreement, dated September 30,1998, between the Borrower and State Street Bank and Trust Company of California, so long as (i) the aggregate purchase price paid by the Borrower or its Subsidiaries shall not exceed $19,500,000, (ii) prior to and after giving effect to such acquisition there shall be no Default of Event of Default, (iii) the Borrower has delivered to the Administrative Agent prior notice of such proposed acquisition accompanied by calculations demonstrating in a format satisfactory to the Administrative Agent that the consummation of such acquisition will not cause a Default or Event of Default on a projected basis for the next two fiscal quarters of the Borrower, and (iv) such acquisition is otherwise permitted under this Agreement and (e) other stock and asset acquisitions so long as (i) the aggregate purchase price paid by the Borrower or its Subsidiaries shall not exceed $20,000,000 from the Agreement Date, (ii) after giving effect to any such acquisition the Borrowing Base shall exceed the outstanding amount of Loans plus Maximum Drawing Amount and all Unpaid Reimbursement Obligations by at least $15,000,000, (iii) any such acquisitions of a substantial portion of the assets of any Person have been approved by not less than a majority of the Board of Directors of the target Person (consisting of directors who were directors of said Person for the twelve (12) month period preceding such acquisition), (iv) prior to and after giving effect to such acquisition there shall be no Default or Event of Default, (v) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such acquisition, the Borrower shall be in compliance, on a pro forma basis, with the financial covenants contained in Sections 4.22 and 4.23 for the twelve (12) months following such acquisition, and (vi) the acquisition is of a business which is in the steel related business or is made to acquire or develop raw materials used in steel making.

Section 4.13 Disposition of Assets. Agree to or effect any disposition of assets other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of the business consistent with the Borrower’s steel business and (b) dispositions of assets not in the ordinary course of business which does not exceed, in the aggregate, $20,000,000, valued on a net book value basis, provided that such assets are or are to be no longer used in the Borrower’s business.

Section 4.14 Environmental Laws; ERISA. (a) Conduct any activity or use any property in any manner so as to violate any Environmental Law or bring such property in violation of any Environmental Law; and

(b) Permit, engage or take any action which would result in non-compliance with ERISA.

Section 4.15 Taxes of Other Persons. (a) File a consolidated tax return with any other Person other than, in the case of the Borrower, any Subsidiary and, in the case of its Subsidiary, the Borrower, or (b) except as required by Applicable Law, pay or enter into any Contract to pay any Taxes owing by any Person other than the Borrower or its Subsidiaries.

Section 4.16 Transactions with Affiliates. Effect any transaction with any Affiliate on a basis less favorable than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party.

Section 4.17 Business Activities. Engage directly or indirectly in any type of business other than the businesses conducted by them on the Agreement Date and in related businesses.

Section 4.18 Fiscal Year. (i) Change the date of the end of its fiscal year from that set forth in Section 3.18 and (ii) change its capital structure from that set forth on Schedule 3.02.

Section 4.19 Existing Bonds. Prepay, redeem or repurchase the Existing Bonds unless (a) prior to and after giving effect to such prepayment, redemption or repurchase, there shall be no Default or Event of Default, (b) the Borrower has delivered to the Administrative Agent not less than five (5) Business Days prior notice of such proposed prepayment, redemption or repurchase accompanied by calculations demonstrating, in a format satisfactory to the Administrative Agent, that (i) the making of such prepayments, redemption or repurchase will not cause a Default or Event of Default on a projected basis for the next two fiscal quarters of the Borrower and (ii) during the thirty (30) days prior to the making of such prepayment, redemption or repurchase and immediately thereafter, the lesser of the Borrowing Base and the Total Commitment shall exceed the sum of Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations by not less than $25,000,000, and (c) such prepayment, redemption or repurchase is otherwise permitted under the Indenture.

Section 4.20 Bank Accounts. (i) Establish any bank accounts other than the Local Accounts without the prior written consent of the Administrative Agent (ii) designate any bank accounts as Receivables Accounts other than as set forth on Schedule 3.21(b) without the prior written consent of the Administrative Agent and the Borrower shall cause the financial institution at which such Receivables Account is to be maintained to enter into an Agency Account Agreement and (iii) violate directly or indirectly the Agency Account Agreement or other bank agency agreement in favor of the Administrative Agent for the benefit of the Lenders and Issuing Banks with respect to such accounts.

Section 4.21 Inventory. Permit at any time the percentage of inventory held on consignment to exceed five percent (5%) of the total inventory of the Borrower and its Subsidiaries.

C.	The Borrower shall not:

Section 4.22 Consolidated Tangible Net Worth. Permit at any time the Consolidated Tangible Net Worth to be less than (i) $250,000,000 plus (ii) 25% of positive Consolidated Net Income of each fiscal year commencing with the fiscal year ending December 31, 2005 (such increase in respect of each such fiscal year to be effective as of the first day of the immediately succeeding fiscal year), plus (iii) the proceeds received by the Borrower in connection with the sale of equity securities after the Agreement Date of the Borrower or its Subsidiaries minus (iv) $3,000,000 for each fiscal year commencing with the fiscal year ending December 31, 2005, such reduction to be effective for each year on, in the case of 2005, the Agreement Date, and thereafter, the first day of each fiscal year.

Section 4.23 Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA to Consolidated Interest Expense plus $3,000,000 to be less than 2.00:1.00, as determined on a four consecutive quarter basis, for any quarter during which the lesser of the applicable Borrowing Base and the Total Commitment for any month exceeds for such month the average ending daily balance of the sum of Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations by less than $30,000,000.

ARTICLE 5

FINANCIAL STATEMENTS AND INFORMATION

Section 5.01 Financial Statements and Information to Be Furnished. From the Agreement Date and until the Repayment Date, the Borrower shall furnish to the Administrative Agent, each Issuing Bank and each Lender:

(a) Quarterly Financial Statements; Officer’s Certificate. As soon as available and in any event within forty-five (45) days after the close of each quarterly accounting periods in each fiscal year of the Borrower, commencing with the quarterly period ending September 30, 2005.

(i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year; and

(ii) a certificate with respect thereto of the president or chief financial officer of the Borrower in the form of Schedule 5.01(a).

(b) Year-End Financial Statements; Accountants’ and Officer’s Certificates. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year December 31, 2005:

(i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year;

(ii) an audit report of PriceWaterhouseCoopers, or other independent certified public accountants of recognized standing satisfactory to the Majority Lenders, on such of the financial statements referred to in clause (i) as are consolidated financial statements, which report shall be in scope and substance satisfactory to the Majority Lenders;

(iii) a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default of Event of Default, of, if such accountants shall have obtained knowledge of any then existing Default of Event of Default they shall disclose in such statement any such Default of Event of Default, provided that such accountants shall not be liable to the Lenders for the failure to obtain knowledge of any Default of Event of Default; and

(iv) a certificate of the president or chief financial officer of the Borrower in the form of Schedule 5.01(b).

(c) Reports and Filings; Requested Information. (i) Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower or its Subsidiaries, or the Board of Directors of the Borrower or any of its Subsidiaries, by its independent certified public accountants, including any management letter.

(ii) From time to time and promptly upon request of the Administrative Agent, any Issuing Bank or any Lender, such Information regarding the Loan Documents, the Loans or the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower or any Subsidiary as the Administrative Agent, such Issuing Bank or such Lender may request, in each case in form and substance and certified in a manner satisfactory to the requesting Lender. Subject to any notice requirements provided in Section 5.03(d)(D), the Borrower hereby authorizes and directs each Person with whom the Administrative Agent, any Issuing Bank or any Lender is authorized to contact pursuant to this Agreement to furnish to the Administrative Agent, Issuing Banks and Lenders any Information regarding such matters that the Administrative Agent, Issuing Banks or Lenders may request from such Person.

(d) Notice of Defaults, Material Adverse Effects and Other Matters. Prompt notice of: (i) any Default, (ii) the acquisition or formation of a new Subsidiary and, in the case of each such new Subsidiary, its name, jurisdiction of organization and the percentages of the various classes of its Capital Securities owned by the Borrower or another Subsidiary, (iii) any change in the name of any Subsidiary, its jurisdiction of organization or the percentages of the various classes of its Capital Securities owned by the Borrower or another Subsidiary, (iv) the threatening or commencement of, or the occurrence or nonoccurrence of any change or event relating to, any action, suit or proceeding that would cause the Representation and Warranty contained in Section 3.05 to be incorrect if made at such time, (v) the occurrence or nonoccurrence of any change or event that would cause the Representation and Warranty contained in Section 3.08 to be incorrect if made at such time, (vi) the occurrence or nonoccurrence of any change or event the impact of which on the Borrower or its Subsidiaries or on the transactions contemplated hereby would reasonably be expected to result in a Material Adverse Effect, including but not limited to matters relating to litigation, investigations, environmental and ERISA matters, (vii) any amendment of the certificate of organization, by-laws or ownership structure of the Borrower and (viii) any matter or event that has had, or could reasonably be expected to have, a Material Adverse Effect on Collateral.

(e) Material Financial Information. (i) Contemporaneously with the filing or mailing thereof, copies of all material financial information filed with the Securities and Exchange Commission, and (ii) at any time when the Borrower is no longer required to file information with the Securities Exchange Commission, contemporaneously with the mailing thereof, copies of all material financial information distributed to the shareholders of the Borrower, except to the extent that the Borrower has already furnished any such materials pursuant to Sections 5.01(a) or (b).

(f) Borrowing Base Report. Within ten (10) days after the end of each calendar month or at such earlier time as the Administrative Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month or other date so requested by the Administrative Agent.

(g) Accounts Receivable Aging Report. Within ten (10) days after the end of each quarterly accounting period in each fiscal year of the Borrower, an Accounts Receivable aging report.

(h) Projections. From time to time, not to exceed once per calendar year, upon the request of the Administrative Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Lenders and referred to in Section 3.22 or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 5.01(h).

Section 5.02 Accuracy of Financial Statements and Information. (a) Historical Financial Statements. The Borrower hereby represents and warrants that (i) Schedule 5.02(a) sets forth a complete and correct list of the financial statements submitted by the Borrower to the Lenders in order to induce them to execute and deliver this Agreement, (ii) such financial statements are complete and correct and present fairly, in accordance with Generally Accepted Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries, and (iii) except as disclosed or reflected in such financial statements, as at June 30, 2005, neither the Borrower nor any Subsidiary have any Liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b) Future Financial Statements. The financial statements delivered pursuant to Section 5.01(a) or (b) shall be complete and correct and present fairly, in accordance with Generally Accepted Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries, and the furnishing of the same to the Lenders shall constitute a representation and warranty by the Borrower made on the date the same are furnished to the Lenders to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof, neither the Borrower nor any Subsidiary have any Liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) Historical Information. The Borrower hereby represents and warrants that all Information furnished to the Administrative Agent, Issuing Banks or the Lenders by or on behalf of the Borrower prior to the Agreement Date in connection with or pursuant to the Loan Documents and the relationships established thereunder, at the time the same was so furnished, but in the case of Information dated as of a prior date, as of such date, was complete and correct in all material respects, (i) did not contain any untrue statement of a material fact, and (ii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

(d) Future Information. All Information furnished to the Administrative Agent, Issuing Banks or the Lenders by or on behalf of the Borrower on or after the Agreement Date in connection with or pursuant to the Loan Documents or in connection with or pursuant to any amendment or modification of, or waiver of rights under, the Loan Documents, shall, at the time the same is so furnished, but in the case of Information dated as of a prior date, as of such date, be complete and correct, (i) not contain any untrue statement of a material fact, and (ii) not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made, and the furnishing of the same to the Administrative Agent, any Issuing Bank or any Lender shall constitute a representation and warranty by the Borrower made on the date the same are so furnished to the effect specified in clauses (i) and (ii).

Section 5.03 Additional Covenants Relating to Disclosure. From the Agreement Date and until the Repayment Date, the Borrower shall and shall cause its Subsidiaries to:

(a) Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true, complete and in accordance with Generally Accepted Accounting Principles), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered pursuant to Section 5.01(a) and (b) and (ii) the determination of the compliance of the Borrower with the terms of the Loan Documents.

(b) Fiscal Year. Maintain the same opening and closing dates for each fiscal year as for the fiscal year reflected in the Base Financial Statements or, if the opening and closing dates for the fiscal year reflected in the Base Financial Statements were determined pursuant to a formula, determine the opening and closing dates for each fiscal year pursuant to the same formula.

(c) Collateral Reports. Permit, no more frequently than once during each calendar year, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon request of the Administrative Agent, and will obtain and deliver to the Administrative Agent, or if the Administrative Agent so elects, will cooperate with the Administrative Agent obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and Inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary) and Inventory (including verification as to the value, location and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrower.

(d) Visits, Inspections and Discussions. Permit, or, in the case of premises, property, books, records or Persons not within its immediate control, promptly take such actions as are necessary or desirable in order to permit, representatives (whether or not officers or employees) of the Administrative Agent, any Issuing Bank and any of the Lenders, from time to time, as often as may be reasonably requested upon reasonable notice and at reasonable times, to (A) visit any of its premises or property or any premises or property of others on which any of its property or books and records (or books and records of others relating to it) may be located, (B) inspect, and verify the amount, character and condition of, any of its property, (C) review and make extracts from its books and records and the books and records of others relating to it, including management letters prepared by its independent certified public accountants, and (D) discuss with any Person (including its principal officers, independent certified public accountants, suppliers, customers, debtors and other creditors) its business, assets, Liabilities, financial condition, results of operation and business prospects, provided, however, that no less than three (3) Business Days notice shall be given to Borrower prior to discussion with any suppliers, customers, debtors or other creditors. The Borrower hereby authorizes and directs all other Persons (A) to permit representatives of the Administrative Agent, any Issuing Bank and any Lender to make such visits, inspections, reviews and extracts of premises, property, books and records within their possession or control and (B) to discuss such matters with such representatives.

ARTICLE 6

DEFAULT

Section 6.01 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower or its Subsidiaries, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:

(a) Any payment of principal of or interest on any of the Loans or the Notes or any Reimbursement Obligation or any commitment fee, letter of credit fee or other sums due hereunder shall not be made when and as due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and in accordance with the terms of this Agreement and the Notes and, except in the case of payments of principal and Reimbursement Obligations, such failure shall continue for two (2) Business Days;

(b) Any Loan Document Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made;

(c) The Borrower or any Subsidiary shall default in the performance or observance of (A) any term, covenant, condition or agreement contained in Section 4.01(a) (insofar as such Section requires the preservation of the corporate existence of the Borrower and any Subsidiary), 4.01(f), 4.05 through 4.23, 5.01, 5.03(a) and Section 2.02(a) of the Security Agreement; or (B) any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (other than a term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section 6.01 specifically dealt with) and, if capable of being remedied, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the Borrower acquiring knowledge of the Default or (ii) notice having been given by the Administrative Agent to the Borrower requiring that such default be cured;

(d) (i) The Borrower or any Subsidiary shall fail to pay, in accordance with its terms and when due and payable, any of the principal of or interest on any Indebtedness (other than the Loans or Letters of Credit) to the extent such Indebtedness, in the aggregate with all other Indebtedness the subject of such a failure to pay, equals at least $5,000,000 or, (ii) any other event shall occur or condition shall exist with respect to any such Indebtedness if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such

Indebtedness, or (iii) the maturity of any such Indebtedness shall, in whole or in part, have been accelerated, or any such Indebtedness shall, in whole or in part, have been required to be prepaid prior to the stated maturity thereof, in accordance with the provisions of any Contract evidencing, providing for the creation of or concerning such Indebtedness;

(e) Any material provision of a Loan Document shall cease to be valid, binding and enforceable against the Borrower or (i) the Security Interest ceases to be a valid and perfected first-priority security interest in the Collateral subject only to Permitted Liens, and, if capable of being remedied, such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) the Borrower acquiring knowledge of the Default or (y) notice having been given by the Administrative Agent to the Borrower requiring that such default be cured; or

(ii) The Borrower or any of its Affiliates or any other Person institutes any proceedings seeking to establish, that (x) any material provision of the Loan Documents is invalid, not binding or unenforceable or (y) the Security Interest is not a valid and perfected first priority security interest in the Collateral subject only to Permitted Liens;

(f) (i) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, and the Borrower fails to provide substitute collateral acceptable to the Majority Lenders within five (5) days of the occurrence thereof, or

(ii) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than twenty (20) consecutive Business Days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g) (i) JFE Steel Corporation and Companhia Vale do Rio Doce shall directly or indirectly together own less than 50% of the outstanding shares of common stock of the Borrower, or shall cease to possess the right to appoint a majority of the Board of Directors of the Borrower;

(h) (i) The Borrower or any Subsidiary shall (A) commence a voluntary case under the Federal Bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of a substantial part of its assets, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(ii) (A) A case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking (1) relief under the Federal Bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or its Subsidiary, or of all or any substantial part of the assets, domestic or foreign, of the Borrower or its Subsidiary, and such case or proceeding shall continue undismissed or unstayed for a period of forty-five (45) days, or (B) an order granting the relief requested in such case or proceeding against the Borrower or any Subsidiary(including an order for relief under such Federal Bankruptcy laws) shall be entered;

(i) A judgment or order shall be entered against the Borrower or any Subsidiary by any court, and (i) in the case of a judgment or order for the payment of money, either (A) such judgment or order shall continue undischarged and unstayed for a period of thirty (30) days in which the aggregate amount of all such judgments and orders exceeds $5,000,000 or (B) enforcement proceedings shall have been commenced upon such judgment or order and (ii) in the case of any judgment or order for other than the payment of money, such judgment or order could in the reasonable judgment of the Majority Lenders, reasonably be expected, together with all other judgments or orders to have a Material Adverse Effect;

(j) (i) Any Termination Event shall occur with respect to any Plan of the Borrower, any Subsidiary or any of their respective ERISA Affiliates, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any such Plan, (iii) any Person shall engage in any Prohibited Transaction involving any such Plan, (iv) the Borrower, any Subsidiary or any of their respective ERISA Affiliates shall be in “default” (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any such Plan that is a Multiemployer Benefit Plan as a result of such Person’s complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom, (v) the Borrower, any Subsidiary or any of their respective ERISA Affiliates shall fail to pay when due an amount that is payable by it to the PBGC or to any such Plan under Title IV of ERISA, (vi) a proceeding shall be instituted by a fiduciary of any such Plan against the Borrower, any Subsidiary or any of their respective ERISA Affiliates to enforce ERISA Section 515 and such proceeding shall not have been dismissed within thirty (30) days thereafter, or (vii) any other event or condition shall occur or exist with respect to any such Plan, except that no event or condition referred to in clauses (i) through (vii) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Majority Lenders will not subject, the Borrower or any Subsidiary to any Liability that, alone or in the aggregate with all such Liabilities, exceeds $5,000,000;

(k) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(l) any Governmental Authority (i) shall have condemned, seized or appropriated all or substantially all of the property of the Borrower or any of its Subsidiaries or (ii) shall have taken any other action which, in the reasonable determination of the Majority Lenders, could reasonably be expected to have a Material Adverse Effect.

Section 6.02 Remedies upon Event of Default. During the continuance of any Event of Default (other than those specified in Sections 6.01(e) or 6.01(h)) and in every such event, the Administrative Agent, upon notice to the Borrower, may do either or both of the following: (a) declare, in whole or, from time to time, in part, the principal of and interest on the Loans and the Notes and all other amounts owing under the Loan Documents and all Reimbursement Obligations to be, and the Loans, the Notes, the Reimbursement Obligations and all such other amounts shall thereupon and to that extent become, due and payable, (b) terminate, in whole or, from time to time, in part, the Commitments and (c) request the Borrower to thereupon deposit as cash collateral into the Cash Collateral Account an amount equal to the Maximum Drawing Amount. Upon the occurrence of an Event of Default specified in Sections 6.01(e) and 6.01(h), automatically and without any notice to the Borrower, (a) the principal of and interest on the Loans and the Notes and all other amounts owing under the Loan Documents and all Reimbursement Obligations shall be due and payable, (b) the Commitments shall terminate and (c) the Borrower shall immediately deposit as cash collateral into the Cash Collateral Account an amount equal to the Maximum Drawing Amount. Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this Section 6.02) are hereby expressly waived. During the continuance of any Event of Default, the Administrative Agent may exercise any and all rights with respect to the Collateral as permitted by the Loan Documents, in addition to all rights under Applicable Law.

ARTICLE 7

ADDITIONAL CREDIT FACILITY PROVISIONS

Section 7.01 Mandatory Suspension and Conversion of Eurodollar Rate Loans. A Lender’s obligations to make, continue or convert into Eurodollar Rate Loans of any Type shall be suspended, all such Lender’s outstanding Loans of that Type shall be converted on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (c) below, on the last day such Lender may lawfully continue to maintain Loans of that Type or, in the case of clause (d) below, on the day determined by such Lender to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making or continuation of or conversion into Loans of such Type by such Lender shall be deemed requests for, Base Rate Loans, if:

(a) on or prior to the determination of an interest rate for a Eurodollar Rate Loan of that Type for any Interest Period, the Administrative Agent determines that for any reason appropriate information is not available to it for purposes of determining the Adjusted Eurodollar Rate, as the case may be, for such Interest Period;

(b) on or prior to the first day of any Interest Period for a Eurodollar Rate Loan of that Type, such Lender determines that Adjusted Eurodollar Rate, as the case may be, as determined by the Administrative Agent for such Interest Period would not accurately reflect the cost to such Lender of making, continuing or converting into a Eurodollar Rate Loan of such Type for such Interest Period;

(c) at any time such Lender determines that any Regulatory Change makes it unlawful or impracticable for such Lender or its applicable Lending Office to make, continue or convert into any Eurodollar Rate Loan of that Type, or to comply with its obligations hereunder in respect thereof; or

(d) such Lender determines that, by reason of any Regulatory Change, such Lender or its applicable Lending Office is restricted, directly or indirectly, in the amount that it may hold of (i) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to Eurodollar Rate Loans of that Type is directly or indirectly determined or (ii) the category of assets that includes Eurodollar Rate Loans of that Type.

If, as a result of this Section 7.01, any Loan of any Lender that would otherwise be made or maintained as or converted into a Eurodollar Rate Loan of any Type for any Interest Period is instead made or maintained as or converted into a Base Rate Loan, then, unless the corresponding Loan of each of the other Lenders is also to be made or maintained as or converted into a Base Rate Loan, such Loan shall be treated as being a Eurodollar Rate Loan of such Type for such Interest Period for all purposes of this Agreement (including the timing, application and proration among the Lenders of interest payments, conversions and prepayments) except for the calculation of the interest rate borne by such Loan. The Administrative Agent shall promptly notify the Borrower and each Lender of the existence or occurrence of any condition or circumstance specified in clause (a) above, and each Lender shall promptly notify the Borrower and the Administrative Agent of the existence or occurrence of any condition or circumstance specified in clause (b), (c) or (d) above applicable to such Lender’s Loans, but the failure by the Administrative Agent or such Lender to give any such notice shall not affect such Lender’s rights hereunder.

Section 7.02 Regulatory Changes. If in the determination of any Lender (a) any Regulatory Change shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to any Loan or the return to be earned by such Lender on any Loan, (ii) impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making or maintaining of, or such Lender’s commitment to make, any Loan, (iii) require such Lender or any Affiliate of such Lender to make any payment on or calculated by reference to the gross amount of any amount received by such Lender under any Loan Document or (iv) reduce, or have the effect of reducing, the rate of return on any capital of such Lender or any Affiliate of such Lender that such Lender or such Affiliate is required to maintain on account of any Loan or such Lender’s commitment to make any Loan and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the applicable rates of interest payable under the Loan Documents, then the Borrower shall pay to such Lender such additional amounts as such Lender determines will, together with any adjustment in the applicable rates of interest payable hereunder, fully compensate for such reduction, increased cost or payment. Such additional amounts shall be payable, in the case of those applicable to prior periods, within thirty (30) days after request by such Lender for such payment and, in the case of those applicable to future periods, on the dates specified, or determined in accordance with a method specified, by such Lender. Each Lender will promptly notify the Borrower of any determination made by it referred to in clauses (a) and (b) above, but the failure to give such notice shall not affect such Lender’s right to compensation.

Section 7.03 Capital Requirements. If, in the determination of any Lender, such Lender or any Affiliate of such Lender is required, under Applicable Law, interpretations, directives, requests and guidelines (whether or not having the force of law), to maintain capital on account of any Loan or such Lender’s commitment to make any Loan, then, upon request by such Lender, the Borrower shall from time to time thereafter pay to such Lender such additional amounts as such Lender determines will fully compensate for any reduction in the rate of return on the capital that such Lender or such Affiliate is so required to maintain on account of such Loan or commitment suffered as a result of such capital requirement. Such additional amounts shall be payable, in the case of those applicable to prior periods, within thirty (30) days after request by such Lender for such payment and, in the case of those relating to future periods, on the dates specified, or determined in accordance with a method specified, by such Lender.

Section 7.04 Funding Losses. The Borrower shall pay to each Lender, upon request, such amount or amounts as such Lender determines are necessary to compensate it for any loss, cost or expense incurred by it as a result of (a) any payment, prepayment or conversion of a Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan or (b) a Eurodollar Rate Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest, excluding the Applicable Margin, that would have been received from the Borrower under this Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component, excluding any applicable margin, of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.

Section 7.05 Determinations. In making the determinations contemplated by Sections 7.01, 7.02, 7.03 and 7.04, each Lender may make such estimates, assumptions, allocations and the like that such Lender in good faith determines to be appropriate, and such Lender’s selection thereof in accordance with this Section 7.05, and the determinations made by such Lender on the basis thereof, shall be final, binding and conclusive upon the Borrower, except, in the case of such determinations, for manifest errors in computation or transmission. Each Lender shall furnish to the Borrower upon request a certificate outlining in reasonable detail the computation of any amounts claimed by it under this Article 7 and the assumptions underlying such computations.

Section 7.06 Change of Lending Office. If an event occurs with respect to a Lending Office of any Lender that obligates the Borrower to pay any amount under Section 1.10(c), makes operable the provisions of clause (b) or (c) of Section 7.01 or entitles such Lender to make a claim under Section 7.02 or 7.03, such Lender shall, if requested by the Borrower, use reasonable efforts to designate another Lending Office or Offices the designation of which will reduce the amount the Borrower is so obligated to pay, eliminate such operability or reduce the amount such Lender is so entitled to claim, provided that such designation would not, in the sole and absolute discretion of such Lender, be adverse to such Lender in any manner or contrary to such Lender’s policies. Each Lender may at any time and from time to time change any Lending Office and shall give notice of any such change to the Administrative Agent, Issuing Banks and the Borrower. Except in the case of a change in Lending Offices made at the request of the Borrower, the designation of a new Lending Office by any Lender shall not obligate the Borrower to pay any amount to such Lender under Section 1.10(c), make operable the provisions of clause (b) or (c) of Section 7.01 or entitle such Lender to make a claim under Section 7.02 or 7.03 if such obligation, the operability of such clause or such claim results solely from such designation and not from a subsequent Regulatory Change.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND ISSUING BANKS

Section 8.01 Appointment and Powers. Each Lender hereby irrevocably appoints and authorizes Mizuho Corporate Bank, Ltd., and Mizuho Corporate Bank, Ltd. hereby agrees, to act as the Administrative Agent for and representative (within the meaning of Section 9-102 (72)(E) of the Uniform Commercial Code) of such Lender under the Loan Documents with such powers as are delegated to the Administrative Agent and the Secured Party by the terms thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent’s duties shall be purely ministerial and it shall have no duties or responsibilities except those expressly set forth in the Loan Documents. The Administrative Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Loan Documents or to Applicable Law or (b) would expose it to any Liability or expense against which it has not been indemnified to its satisfaction. The Administrative Agent shall not, by reason of its serving as an Administrative Agent, be a trustee or other fiduciary for any Lender.

Section 8.02 Limitation on Administrative Agent’s and Issuing Bank’s Liability. Neither the Administrative Agent nor any of the Issuing Banks nor any of their respective directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, willful misconduct or knowing violations of law. Neither the Administrative Agent nor any of the Issuing Banks shall be responsible to any Lender for (a) any recitals, statements, representations or warranties contained in the Loan Documents or in any certificate or other document referred to or provided for in, or received by any of the Lenders under, the Loan Documents, (b) the validity, effectiveness or enforceability of the Loan Documents or any such certificate or other document (c) the value or sufficiency of the Collateral or (d) any failure by the Borrower to perform any of its obligations under the Loan Documents. Each of the Administrative Agent and the Issuing Banks may employ administrative agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such administrative agents or attorneys-in-fact so long as the Administrative Agent or each Issuing Bank, as the case may be, was not grossly negligent in selecting or directing such administrative agents or attorneys-in-fact, provided, only the Issuing Banks shall issue, renew or extend Letters of Credit. Each of the Administrative Agent and the Issuing Banks shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier or email) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent or such Issuing Bank, as the case may be. As to any matters not expressly provided for by the Loan Documents, each of the Administrative Agent and the Issuing Banks shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with instructions signed by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 8.03 Defaults. Neither the Administrative Agent nor any Issuing Bank shall be deemed to have knowledge of the occurrence of a Default (other than the non-payment to it of commitment fees or principal of or interest on Loans) unless the Administrative Agent or such Issuing Bank, as the case may be, has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent or such Issuing Bank receives such a notice of the occurrence of a Default, the Administrative Agent or such Issuing Bank, as the case may be, shall give prompt notice thereof to the Administrative Agent or such Issuing Bank, as the case may be, and the Lenders. In the event of any Default, the Administrative Agent shall (a) in the case of a Default that constitutes an Event of Default, take either or both of the actions referred to in clauses (a) and (b) of the first sentence of Section 6.02 if so directed by the Required Lenders and (b) in the case of any Default, take such other action with respect to such Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such directions, in the event of any Default, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

Section 8.04 Rights as a Lender. Each Person acting as the Administrative Agent or an Issuing Bank that is also a Lender shall, in its capacity as a Lender, have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as the Administrative Agent or an Issuing Bank, as the case may be, and the term “Lender” or “Lenders” shall include such Person in its individual capacity. Each Person acting as the Administrative Agent or an Issuing Bank and each of its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and its Affiliates as if it were not acting as Administrative Agent or an Issuing Bank, and such Person and its Affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with the Loan Documents or otherwise without having to account for the same to the Lenders.

Section 8.05 Indemnification. The Lenders agree to indemnify each of the Administrative Agent, the Issuing Banks, the Arranger and the Syndication Agent (to the extent not reimbursed by the Borrower hereunder), ratably on the basis of the respective principal amounts of the Loans outstanding made by the Lenders (or, if no Loans are at the time outstanding, ratably on the basis of their respective Commitments), for any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent, Issuing Banks, Arranger or Syndication Agent (including the costs and expenses that the Borrower is obligated to pay under the Loan Documents) in any way relating to or arising out of the Loan Documents or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct by the Administrative Agent, any Issuing Bank, Arranger or Syndication Agent, as the case may be. The Administrative Agent shall have no responsibility for determining the accuracy or correctness of any information obtained by or provided to the Administrative Agent by or on behalf of the Borrower regarding the Borrower its business or any of its assets, including the Collateral, whether in connection with any such notices, reports or other documents and information, including the Borrower Base Report or any Collateral report or otherwise.

Section 8.06 Non-Reliance on Administrative Agent, Issuing Banks and Other Lenders. Each Lender agrees that it has made and will continue to make, independently and without reliance on the Administrative Agent, any Issuing Bank or any other Lender, and based on such documents and information as it deems appropriate, its own credit analysis of the Borrower, its own evaluation of the Collateral and its own decision to enter into the Loan Documents and to take or refrain from taking any action in connection therewith. Each of the Administrative Agent and the Issuing Banks shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of the Borrower, any Subsidiary or the Collateral. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by each of the Administrative Agent or Issuing Banks under the Loan Documents, neither the Administrative Agent nor any Issuing Bank, as the case may be, shall have any obligation to provide any Lender with any information concerning the business, status or condition of the Borrower or its Subsidiary, the Loan Documents or the Collateral that may come into the possession of the Administrative Agent, such Issuing Bank or any of their respective Affiliates.

Section 8.07 Execution and Amendment of Loan Documents on Behalf of the Lenders. Each Lender hereby authorizes the Administrative Agent to execute and deliver, in the name of and on behalf of such Lender, (a) the Security Agreement, (b) all UCC financing and continuation statements and other documents the filing or recordation of which are, in the determination of the Administrative Agent, necessary or appropriate to create, perfect or maintain the existence or perfected status of the Security Interest and (c) any other Loan Document requiring execution by or on behalf of such Lender. The Administrative Agent shall consent to any amendment of any term covenant, agreement or condition of the Security Agreements or to any waiver of any right thereunder, if, but only if, the Administrative Agent is directed to do so in writing by the Majority Lenders; provided, however, that (i) the Administrative Agent shall not be required to consent to any such amendment or waiver that affects its rights or duties and (ii) the Administrative Agent shall not, unless directed to do so in writing by each Lender, (A) consent to any assignment by the Borrower of any of its rights or obligations under any such agreement or (B) release any Collateral from the Security Interest, except as required or contemplated by the Loan Documents.

Section 8.08 Resignation of the Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders may, after consultation with the Borrower and the Issuing Banks, appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consultation with the Borrower and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance by any Person of its appointment as a successor Administrative Agent, such Person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Loan Documents and the retiring Administrative Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Administrative Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Administrative Agent with respect to the Collateral to the successor Administrative Agent. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices and Deliveries. (a) Notices and Materials Other than Collateral. Except as provided in Section 9.01(b):

(i) Manner of Delivery. All notices, communications and materials (including all Information) to be given or delivered pursuant to the Loan Documents shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing (which shall include telex, telecopy and email transmissions). Notices under Sections 1.02, 1.03(c), 1.05, 1.08 and 6.02 may be by telephone, promptly, in the case of each notice other than one under Section 6.02, confirmed in writing. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent that the Administrative Agent has acted in reliance on such telephonic notice. All electronic notices delivered pursuant to this Agreement may be treated as original notices in the manner as provided in the Uniform Electronic Transactions Act of California as in effect in the State of California.

(ii) Addresses. All notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered at the following respective addresses and telex, telecopier, email addresses and telephone numbers and to the attention of the following individuals or departments:

(A)	if to the Borrower, to it at:

California Steel Industries, Inc
14000 San Bernardino Ave.
Fontana, CA 92335
Telecopier No.: 909-350-6223
Telephone No.: 909-350-6200
Attention: Ricardo Bernardes, Executive Vice President

(B)	if to the Administrative Agent, to it at:

Mizuho Corporate Bank, Ltd.
350 S. Grand Avenue, Suite 1500
Los Angeles, California 90071
Telecopier No.: 213-243-4896
Telephone No.: 213-243-4560
Attention: Credit Administration Department

(C)	if to the Primary Issuing Bank, to it at:

Mizuho Corporate Bank, Ltd.
350 S. Grand Avenue, Suite 1500
Los Angeles, California 90071
Telecopier No.: 213-243-4896
Telephone No.: 213-243-4560
Attention: Credit Administration Department

(D)	if to the Alternate Issuing Bank, to it at:

Wells Fargo Bank, N.A.
One Front Street, 21st Floor
San Francisco, California 94111
Telecopier No.: 415-975-6284
Telephone No.: 800-798-2815 Opt.1
Attention: Standby Letters of Credit Dept.

(E) if to any Lender, to it at the address or telex, telecopier, email address or telephone number and to the attention of the individual or department, set forth below such Lender’s name under the heading “Notice Address” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, set forth under the heading “Notice Address” in the Notice of Assignment given to the Borrower and the Administrative Agent with respect to such assignment;

or at such other address or telex, telecopier, email address or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice specifically captioned “Notice of Change of Address” given to (x) if the party to which such information pertains is the Borrower, the Administrative Agent, each Issuing Bank and each Lender, (y) if the party to which such information pertains is the Administrative Agent, each Issuing Bank, the Borrower and each

Lender and (z) is the party to which such information pertains is a Lender, the Borrower, each Issuing Bank and the Administrative Agent.

(iii) Effectiveness. Each notice and communication and any material to be given or delivered pursuant to the Loan Documents shall be deemed so given or delivered (A) if sent by registered or certified mail, postage prepaid, return receipt requested, on the seventh Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefor is issued thereby, (B) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, (C) if sent by telex, when such notice, communication or material is transmitted to the appropriate number determined as above provided in this Section 9.01 and the appropriate answer-back is received, (D) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate telecopier number as above provided and is received at such number, (E) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered and (F) if sent via email, when such notice, communication or material is transmitted to the appropriate email address as above provided, or, in the case of notice by the Administrative Agent to the Borrower under Section 6.02 given by telephone as above provided, if any individual or any member of the department to whose attention notices, communications and materials are to be given or delivered is unavailable at the time, to any other officer or employee of the Borrower, except that (x) notices of a change of address, telex, telecopier, email address or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be deemed given until received and (y) notices, communications and materials to be given or delivered to the Administrative Agent, any Issuing Bank or any Lender pursuant to Sections 1.02, 1.03(c), 1.05, 1.08 and 1.10(e) and Article 5 shall not be deemed given or delivered until received by the officer of the Administrative Agent, such Issuing Bank or such Lender responsible, at the time, for the administration of the Loan Documents.

(iv) Reasonable Notice. Any requirement under Applicable Law of reasonable notice by the Administrative Agent, Issuing Banks or the Lenders to the Borrower of any event in connection with, or in any way related to, the Loan Documents or the exercise by the Administrative Agent, Issuing Banks or the Lenders of any of their rights thereunder shall be met if notice of such event is given to the Borrower in the manner prescribed above at least ten (10) days before (A) the date of such event or (B) the date after which such event will occur.

(b) Collateral. Until the Administrative Agent shall otherwise specify, all cash Collateral to be delivered to the Administrative Agent pursuant to the Loan Documents shall be delivered to the Administrative Agent via wire transfer to an account designated by the Administrative Agent. All other Collateral to be delivered to the Administrative Agent pursuant to the Loan Documents shall be delivered to such Person, at such address, by such means and in such manner as the Administrative Agent may designate.

Section 9.02 Expenses; Indemnification. Whether or not any Loans are made or Letters of Credit are issued, extended or renewed hereunder, the Borrower shall:

(a) pay or reimburse the Administrative Agent, each Issuing Bank and each Lender for all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes, payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents, the making of the Loans or the issuance, extension or renewal of the Letters of Credit;

(b) pay or reimburse the Administrative Agent and each Issuing Bank for all costs and expenses (including fees and disbursements of legal counsel, appraisers, accountants and other experts employed or retained by the Administrative Agent and such Issuing Bank) incurred by the Administrative Agent and such Issuing Bank in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) the Loan Documents (in accordance with the terms set forth in the Fee Letters) and (B) whether or not executed, any waiver, amendment or consent thereunder or thereto, (ii) the administration of and any operations under the Loan Documents, (iii) consulting with legal counsel, appraisers, accountants or other experts with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents, including (A) the protection or preservation of the Collateral, (B) the protection, preservation, exercise or enforcement of any of the rights of the Administrative Agent, Issuing Banks or the Lenders in, under or related to the Collateral or the Loan Documents, or (C) the performance of any of the obligations of the Administrative Agent or Issuing Banks under or related to the Loan Documents, (iv) protecting or preserving the Collateral or (v) protecting, preserving, exercising or enforcing any of the rights of the Administrative Agent, Issuing Banks or the Lenders in, under or related to the Collateral or the Loan Documents, including defending the Security Interest as a valid, perfected, first priority security interest in the Collateral subject only to Permitted Liens;

(c) pay or reimburse each Lender for all costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Lender) incurred by such Lender in connection with, arising out of, or in any way related to (i) the protection, preservation, exercise or enforcement of any of its rights in, under or related to the Collateral or the Loan Documents or (ii) protecting, preserving, exercising or enforcing any of its rights in, under or related to the Collateral or the Loan Documents; and

(d) indemnify and hold each Indemnified Person harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse each Indemnified Person for all costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Indemnified Person) incurred, by such Indemnified Person in connection with, arising out of, or in any way related to (i) any Loan Document Related Claim (whether asserted by such Indemnified Person or the Borrower or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Person is a party thereto), or (ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by any Indemnified Person to the extent such loss is determined by a judgment of a court that is binding on the Borrower and such Indemnified Person, final and not subject to review on appeal, to be the result of acts or omissions on the part of such Indemnified Person constituting (x) willful misconduct, (y) knowing violations of law or (z) in the case of claims by the Borrower against such Indemnified Person, such Indemnified Person’s failure to observe any other standard applicable to it under any of the other provisions of the Loan Documents or, but only to the extent not waivable thereunder, Applicable Law.

Section 9.03 Amounts Payable Due upon Request for Payment. All amounts payable by the Borrower under Section 9.02 and under the other provisions of the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.

Section 9.04 Remedies of the Essence. The various rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents are of the essence of those agreements, and the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to obtain a decree requiring specific performance of each such right and remedy.

Section 9.05 Rights Cumulative. Each of the rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

Section 9.06 Disclosures. The Administrative Agent, the Issuing Banks and the Lenders may disclose to, and exchange and discuss with, any other Person (the Administrative Agent, the Issuing Banks, the Lenders and each such other Person being hereby authorized to do so) any information concerning the Collateral or the Borrower or any Subsidiary (whether received by the Administrative Agent, Issuing Banks, or the Lenders or such other Person in connection with or pursuant to the Loan Documents or otherwise) for the purpose of (a) complying with Applicable Law, provided that to the extent practical and legally permissible, notice shall be given to the Borrower prior to any such disclosure except in connection with any examination of the business or financial condition of the Administrative Agent, such Issuing Bank or such Lender by a governmental agency, (b) protecting or preserving the Collateral, (c) protecting, preserving, exercising or enforcing any of their rights in, under or related to the Collateral or the Loan Documents, (d) performing any of their obligations under or related to the Loan Documents or (e) consulting with respect to any of the foregoing matters.

Section 9.07 Amendments; Waivers. Any term, covenant, agreement or condition of the Loan Documents may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by (a) the Majority Lenders and, if the rights and duties of the Administrative Agent or any Issuing Bank are affected thereby, by the Administrative Agent or such Issuing Bank, as the case may be, and (b) in the case of an amendment with respect to any Loan Document, by the Borrower; provided, however, that no amendment or waiver shall be effective, unless in writing and signed by each Lender affected thereby, to the extent it (i) increases the aggregate amount of the Commitments or changes the amount of such Lender’s Commitment, (ii) reduces the principal of or the rate of interest on such Lender’s Loans or

Notes or the fees payable to such Lender hereunder, (iii) postpones any date fixed for any payment of principal of or interest on such Lender’s Loans or Notes or the fees payable to such Lender hereunder, (iv) amends this Section 9.07, Section 9.09 or any provision of this Agreement requiring the consent or other action of a specified percentage of the Lenders, or (v) release any portion of the Collateral; provided, further, that no amendment or waiver shall be effective, unless in writing and signed by the Required Lenders, to the extent it amends Sections 4.10, 4.18, 4.22 or 4.23, or the definitions related thereto. Unless otherwise specified in such waiver, a waiver of any right under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents or Applicable Law.

Section 9.08 Set-Off; Suspension of Payment and Performance. Each of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) during any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Borrower under the Loan Documents (whether owing to such Person or to any other Person that is the Administrative Agent, an Issuing Bank or a Lender and whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by such Person or any of its Affiliates to the Borrower or any Subsidiary (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of Liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States) and (b) during any Default, to suspend the payment and performance of such Liabilities owing by such Person or its Affiliates and, in the case of Liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.

Section 9.09 Sharing of Recoveries. (a) Each Lender agrees that, if, for any reason, including as a result of (i) the exercise of any right of counterclaim, set-off, banker’s lien or similar right, (ii) its claim in any applicable bankruptcy, insolvency or other similar law being deemed secured by a Debt owed by it to the Borrower, including a claim deemed secured under Section 506 of the Bankruptcy Code, or (iii) the allocation of payments by the Administrative Agent, any Issuing Bank or the Borrower in a manner contrary to the provisions of Section 1.12, such Lender shall receive payment of a proportion of the aggregate amount due and payable to it hereunder as principal, interest or commitment fees that is greater than the proportion received by any other Lender in respect of the aggregate of such amounts due and payable to such other Lender hereunder, then the Lender receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the rights of the other Lenders hereunder so that all such recoveries with respect to such amounts due and payable hereunder (net of costs of collection) shall be pro rata; provided that if all or part of such proportionately greater payment received by the purchasing Lender is thereafter recovered by or on behalf of the Borrower from such Lender, such purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such Lender to the extent of such recovery, but without interest (unless the purchasing Lender is required to pay interest on the amount recovered to the Person recovering such amount, in which case the selling

Lender shall be required to pay interest at a like rate). The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any rights hereunder so purchased or acquired pursuant to this Section 9.09(a) shall, with respect to such participation, be entitled to all of the rights of a Lender under Sections 7.02, 9.02 and 9.08 and may exercise any and all rights of set-off with respect to such participation as fully as though the Borrower were directly indebted to the holder of such participation for Loans in the amount of such participation.

(b) Each Lender agrees to exercise any right of counterclaim, set-off, banker’s lien or similar right that it may have in respect of the Borrower in a manner so as to apportion the amount subject to such exercise, on a pro rata basis, between (i) obligations of the Borrower for amounts subject to the sharing provisions of Section 9.09(a) and (ii) other Liabilities of the Borrower. Notwithstanding the provisions of Section 9.09(a), each Lender shall be entitled to exercise any right of counterclaim, set-off, banker’s lien or similar right that it may have in respect of the Borrower in any manner as it may choose and to apply the amount subject to such exercise to the payment of Liabilities of the Borrower other than obligations subject to the sharing provisions of Section 9.09(a).

Section 9.10 Assignments and Participations. (a) Assignments. (i) The Borrower may not assign any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and no assignment of any such obligation shall release the Borrower therefrom unless Administrative Agent, each Issuing Bank and each Lender shall have consented to such release in a writing specifically referring to the obligation from which the Borrower is to be released.

(ii) Each Lender may from time to time assign any or all of its rights and obligations under the Loan Documents and with respect to the Collateral in amount of at least $5,000,000 to one or more Persons (i) with the consent of the Administrative Agent and each Issuing Bank but without the consent of the Borrower if to an Affiliate of the assigning Lender and (ii) with the consent of the Administrative Agent, each Issuing Bank and the Borrower (which consent shall not be unreasonably withheld or delayed) if to any other Person; provided that no such assignment shall be effective unless and until a Notice of Assignment (substantially in the form of Schedule 9.10(a)) with respect thereto, duly executed by the assignor and the assignee, shall have been given to the Borrower and the Administrative Agent and, except in the case of an assignment by the Lender that is the Administrative Agent, the Administrative Agent shall have been paid an assignment fee of $3,500; provided, further that no consent of the Borrower shall be required in any event following the occurrence and continuation of a Default or Event of Default. Any assignment effected hereby by a Lender of any or all of its obligations under the Loan Documents in accordance with this Section 9.10(a)(ii) shall release such Lender therefrom if (A) such assignment is consented to in writing by the Administrative Agent. In the event of any such assignment by a Lender, the Borrower shall, against receipt of the existing Notes of the assignor Lender, issue new Notes to the assignee Lender and, in the case of a partial assignment, to the assignor Lender, appropriately reflecting such assignment.

(b) Participations. Each Lender may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Loan Documents and with respect to the Collateral without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender.

(c) Rights of Assignees and Participants. Each assignee of, and each holder of a participation in, the rights of any Lender under the Loan Documents and with respect to the Collateral, if and to the extent the applicable assignment or participation agreement so provides, (i) shall, with respect to its assignment or participation, be entitled to all of the rights of a Lender (as fully, in the case of a holder of a participation, as though it were a Lender) and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto (as fully, in the case of a holder of a participation, as though the Borrower were directly indebted to such holder for amounts payable under the Loan Documents to which such holder is entitled under the applicable participation agreement); provided, however, that no assignee or holder of a participation shall be entitled to any amounts that would otherwise be payable to it with respect to its assignment or participation under Section 1.13 or Section 7.02 unless (x) such amounts are payable in respect of Regulatory Changes that are enacted, adopted or issued after the date the applicable assignment or participation agreement was executed or (y) such amounts would have been payable to the Lender that made such assignment or granted such participation if such assignment had not been made or such participation granted.

(d) Pledges. Pledges of Loans (i) to Federal Reserve Banks in accordance with applicable law and (ii) by any Lender that is a fund that regularly invests in bank loans to any trustee or other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities, are permitted; provided, however that in no case is the Lender relieved of its obligations and liabilities under the Loan Documents.

Section 9.11 US Patriot Act. Each of the Administrative Agent, each Issuing Bank and each Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) (or any other similar Applicable Law to which the Administrative Agent, such Issuing Bank or such Lender may be subject), it may be required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow the Administrative Agent, such Issuing Bank or such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to cooperate with each the Administrative Agent, each Issuing Bank and each Lender and provide true, accurate and completer information to the Administrative Agent, such Issuing Bank and such Lender in response to any such request. The Borrower shall take reasonable measures to ensure compliance with all applicable anti-terrorism laws and similar laws including (i) the Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order), and (ii) the Patriot Act.

Section 9.12 Governing Law. This Agreement and the Notes and all matters arising out of or relating to this Agreement (including matters relating to the Maximum Permissible Rate) shall be construed in accordance with and governed by the law of the State of New York.

Section 9.13 Judicial Proceedings; Waiver of Jury Trial. Any judicial proceeding brought against the Borrower with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Loan Document Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 9.01(a)(ii), and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of the Administrative Agent, any Issuing Bank, any Lender or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Issuing Bank, any Lender or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Administrative Agent, any Issuing Bank, or any Lender involving any Loan Document Related Claim shall be brought only in a court located in, in the case of the Administrative Agent and the Primary Issuing Bank, the City and State of New York and, in the case of a Lender, the jurisdiction in which such Lender’s principal United States office is located. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.

Section 9.14 LIMITATION OF LIABILITY. NEITHER THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, NOR THE LENDERS NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY LOAN DOCUMENT RELATED CLAIM.

Section 9.15 Severability of Provisions. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.

Section 9.16 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 9.17 Survival of Obligations. Except as otherwise expressly provided therein, the rights and obligations of the Borrower, the Administrative Agent, the Issuing Banks, the Lenders and the other Indemnified Persons under the Loan Documents shall survive the Repayment Date and the termination of the Security Interest.

Section 9.18 Entire Agreement. This Agreement, the Notes and the Fee Letters embody the entire agreement among the Borrower, the Administrative Agent, Issuing Banks and the Lenders relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

Section 9.19 Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ARTICLE 10

INTERPRETATION

Section 10.01 Definitional Provisions. (a) Defined Terms. For the purposes of this Agreement:

“Account Receivable” has the meaning ascribed to such term in the Security Agreement.

“Accumulated Funding Deficiency” has the meaning ascribed to such term in Section 302 of ERISA.

“Adjusted Eurodollar Rate” means, for any Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the Reserve Requirement in effect from time to time during such Interest Period.

“Adjustment Date” means each date which is the first day of the month immediately following the month in which (i) the Borrower’s quarterly unaudited financial statements and related certificate are required to be delivered by the Borrower pursuant to Section 5.01(a) and (ii) the Borrower’s annual audited financial statements and related certificate are required to be delivered by the Borrower pursuant to Section 5.01(b).

“Administrative Agent” means Mizuho Corporate Bank, Ltd., as administrative agent for and representative (within the meaning of Section 9-102(72)(E) of the Uniform Commercial Code) of the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 8.08.

“Administrative Agent’s Office” means the address of the Administrative Agent specified in or determined in accordance with the provisions of Section 9.01(ii).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Agency Account Agreement” has the meaning ascribed to such term in the Section 4.05

“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.

“Agreement Date” means the date set forth as such on the last signature page hereof.

“Alternate Issuing Bank” means Wells Fargo Bank, N.A., as an issuing bank under the Loan Documents.

“Applicable Law” means, anything in Section 9.12 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.

“Applicable Margin” means, from the Agreement Date through the Maturity Date, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, a rate per annum equal to the following, determined on the basis of the Leverage Ratio:

Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
I	Equal to or less than 1.0 to 1.0	0.50%	0.00%	0.100%
II	Greater than 1.0 to 1.0 but equal to or less than 1.75 to 1.0	0.65%	0.00%	0.125%
III	Greater than 1.75 to 1.0 but equal to or less than 2.5 to 1.0	0.75%	0.00%	0.150%
IV	Greater than 2.5 to 1.0 but equal or less than 3.5 to 1.0	0.90%	0.00%	0.200%
V	Greater than 3.5 to 1.0 but equal or less than 4.5 to 1.0	1.20%	0.00%	0.250%
VI	Greater than 4.5 to 1.0	1.50%	0.50%	0.300%

The calculation of the Applicable Margin and commitment fee rate for purposes of Section 1.08(b) shall be determined based upon the most recent financial statements required to be delivered pursuant to Section 5.01(a) or (b) and a certificate of the chief financial officer of the Borrower setting forth the Leverage Ratio as of the end of the quarter for which such financial statements were delivered; provided that (a) for the period commencing on the Agreement Date to (but not including) the first Adjustment Date, the Applicable Margin shall be set at Level I, and (b) the commitment fee rate shall be set at Level I and (c) if the Borrower shall fail to deliver the financial statements for any period as required by Section 5.01(a) or (b), the Applicable Margin and commitment fee rate from the date on and after the date such financial statements were required to be delivered until the same are so delivered shall be set at Level VI.

“Approved Customs Broker” means Carmichael International Services.

“Arranger” means Mizuho Corporate Bank, Ltd.

“Bank Taxes” means any net income or franchise tax imposed upon any Lender by any jurisdiction (or political subdivision thereof) in which such Lender or any of its Lending Offices is located.

“Base Financial Statements” means the most recent, audited, consolidated balance sheet of the Borrower and its Subsidiaries referred to in Schedule 5.02(a) and the related statements of income, retained earnings and, as applicable, changes in financial position or cash flows for the fiscal year ended with the date of such balance sheet.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) one-half of one percent (1/2%) above the Federal Funds Rate in effect on such day.

“Base Rate Loan” means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Base Rate.

“BofA” means Bank of America, National Association.

“Borrower” means California Steel Industries, Inc., a Delaware corporation.

“Borrowing Base” means at the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent, as adjusted pursuant to the provisions below, which is equal to the sum of:

(a) 80% of Eligible Accounts Receivables for which invoices have been issued and are payable; plus

(b) 60% of the Net Book Value of Eligible Inventory.

The Administrative Agent may, in its discretion, from time to time, upon five (5) days notice to the Borrower, (x) reduce the lending formula with respect to Eligible Accounts Receivable to the extent that the Administrative Agent determines that: (i) the dilution with respect of the Accounts Receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above the historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined or (y) reduce the lending formula(s) with respect to Eligible Inventory to the extent that the Administrative Agent determines that: (i) the number of days of the turnover of the inventory of the Borrower for any period has changed in any material adverse respect, (ii) the liquidation value of the Eligible Inventory , or any category thereof, has decreased, or (iii) the nature and quality of the inventory of the Borrower has deteriorated in any material respect or the mix of such inventory has changed materially. In determining whether to reduce the lending formula(s), the Administrative Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable, Eligible Inventory or in establishing the Reserves.

“Borrowing Base Report” means a Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Schedule 5.01(g).

“Business Day” means any day other than a Saturday, Sunday or other day on which Lenders in New York City are authorized to close.

“Capital Expenditure” means any expenditure for any item that is or should be included as an addition to “Property, Plant and Equipment” in accordance with GAAP.

“Capitalized Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with Generally Accepted Accounting Principles.

“Capital Security” means, with respect to any Person, (i) any share of capital stock of such Person or (ii) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of such Person.

“Cash Collateral Account” has the meaning ascribed to such term in the Security Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property in which a Lien is created pursuant to the Loan Documents.

“Collateral Account” has the meaning ascribed to such term in Section 4.05.

“Commitment” of any Lender means (i) the amount set forth opposite such Lender’s name under the heading “Commitment” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, the amount of the assignor’s Commitment assigned to such Lender, in either case as the same may be reduced from time to time pursuant to Section 1.08(b) or increased or reduced from time to time pursuant to assignments in accordance with Section 9.10(a), or (ii) as the context may require, the obligation of such Lender to make Loans in an aggregate unpaid principal amount not exceeding such amount.

“Commitment Percentage” means with respect to each Lender, the percentage set forth on Annex A as such Lender’s percentage of the Total Commitment.

“Consolidated EBITDA” means for any period, an amount equal to the consolidated earnings (or loss) from the operations of the Borrower and its Subsidiaries, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period plus depreciation, amortization and all other noncash charges for such period, all determined in accordance with Generally Accepted Accounting Principles.

“Consolidated Funded Indebtedness” means for any period, on a consolidated basis, the average principal amount outstanding during such period in respect of all Indebtedness of the Borrower and its Subsidiaries for borrowed money and Indebtedness in respect of Capitalized Leases, in each case determined in accordance with Generally Accepted Accounting Principles.

“Consolidated Interest Expense” means for any period, the amount if interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as in item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, or any synthetic lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Consolidated Net Income” means, for any period, the amount of consolidated net income of the Borrower and its Subsidiaries for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with Generally Accepted Accounting Principles.

“Consolidated Tangible Net Worth” means the excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

(a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under Generally Accepted Accounting Principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 2004; plus

(c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any equity subscriptions receivable; plus

(d) the value of the Investments of the Borrower and its Subsidiaries in any of its Affiliates.

“Consolidated Total Assets” means the sum of all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

“Consolidated Total Liabilities” means all liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

“Contract” means (i) any agreement (whether bi-lateral or uni-lateral or executory or non-executory and whether a Person entitled to rights thereunder is so entitled directly or as a third-party beneficiary), including an indenture, lease or license, (ii) any deed or other instrument of conveyance, (iii) any certificate of incorporation or charter and (iv) any bylaw. Unless otherwise specified, Contract means any of the foregoing to which the Borrower is a party or by which the Borrower or its property is bound.

“Current Assets” means, at any time, the current assets of the Borrower as of such time.

“Customs Agent Agreement” means each Customs Agent Agreement in the form of Exhibit B entered into among the Borrower, the Approved Customs Agent and the Administrative Agent.

“Debt” means any Liability that constitutes “debt” or “Debt” under section 101(11) of the Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous Applicable Law.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Contract” means a forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Distribution” means the declaration or payment of any divided on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase redemption or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Accounts Receivable” means the aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Borrower reasonably and in good faith determines to be collectible; (b) that are with account debtors or other obligors that (i) are not Affiliates of the Borrower; provided, however, at any time up to $2,500,000 of Accounts Receivable owed by Persons who are Affiliates of the Borrower (other than Subsidiaries of the Borrower or Persons who own Voting Stock of the Borrower) and otherwise qualify as Eligible Accounts Receivable may be considered Eligible Accounts Receivable, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm’s length transaction, and (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction; (c) that are in payment of obligations that have been fully performed, do not consist of progress billings or bill and hold invoices (except bill and hold invoices of up to $500,000 in the aggregate at any time) and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (e) in which the Administrative Agent has a valid and perfected first priority security interest; (f) that are not outstanding for more than (i) ninety (90) days past the earlier to occur of (A) the date of the respective invoices therefor and (B) the date of shipment thereof in the case of goods or the end of the calendar month following the provision thereof in the case of services or (ii) sixty (60)

days past the due date therefor; (g) that are not due from any single account debtor or other obligor if more than twenty percent (20%) of the aggregate amount of all Accounts Receivable owing from such account debtor or other obligor would otherwise not be Eligible Accounts Receivable; (h) that are payable in Dollars; (i) that are not payable from an office outside of the United States; (j) that are not secured by a letter of credit unless the Administrative Agent has a prior, perfected security interest in such letter of credit, (k) not more than 10% of such Accounts Receivable may be from any single account debtor and (l) that do not arise out of any transaction with a governmental body, entity or agency.

“Eligible Inventory” means with respect to the Borrower or any of its Subsidiaries, finished goods and work in progress and raw materials owned by the Borrower or such Subsidiary; provided that Eligible Inventory shall not include any inventory (i) held on consignment, or not otherwise owned by the Borrower or such Subsidiary, or of a type no longer sold by the Borrower or such Subsidiary, (ii) which has been returned by a customer and is damaged or subject to any legal encumbrance other than Permitted Liens, (iii) which is not in the possession of the Borrower or such Subsidiary unless (A) the Administrative Agent has received a waiver from the party in possession of such inventory in form and substance satisfactory to the Administrative Agent or (B) such inventory is In-Transit Inventory, (iv) which is held by the Borrower or such Subsidiary on property leased by the Borrower or a Subsidiary, unless the Administrative Agent has received a waiver from the lessor of such leased property and, if any, sublessor thereof in form and substance satisfactory to the Administrative Agent, (v) as to which (other than with the case of In-Transit Inventory) appropriate Uniform Commercial Code financing statements showing the Borrower or such Subsidiary as debtor and the Administrative Agent as secured party have not been filed in the proper filing office or offices in order to perfect the Administrative Agent’s security interest therein, (vi) which has been shipped to a customer of the Borrower or such Subsidiary regardless of whether such shipment is on a consignment basis, (vii) which, other than In-Transit Inventory, is not located within the United States of America, (viii) which the Administrative Agent reasonably deem to be not marketable, (ix) scrap inventory, held coils (i.e. coils not used for initial orders) in excess of $1,000,000 at any time, and “Other Inventory” as classified by the Borrower on its financial statements as of December 31, 2004, or (x) which has been owned by the Borrower or such Subsidiary for more than one (1) year.

“Environmental Claim” means any written complaint, order, citation, decree, demand, judgment or written notice actually received by the Borrower or any Subsidiary from any Person relating to any claim of violation of any of Environmental Law affecting or relating to any activity or operations at any time conducted by the Borrower or any Subsidiary, including, without limitation:

(i) the existence of any Environmentally Regulated Materials in violation of any Environmental Law;

(ii) the release or threatened release of any Environmentally Regulated Materials in violation of any Environmental Law;

(iii) remediation of any such release; and

(iv) any violation of any relevant Environmental Law.

“Environmental Laws” means any and all laws (as well as obligations, duties and requirements relating thereto under common law) relating to: (i) noise, emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Environmentally Regulated Materials, materials containing Environmentally Regulated Materials, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land surface or subsurface strata; (ii) the use, treatment, storage, disposal, handling, manufacture, processing, distribution, transportation, or shipment of Environmentally Regulated Materials, materials containing Environmentally Regulated Materials or hazardous or toxic wastes, material, products or by-products (or of equipment or apparatus containing Environmentally Regulated Materials); (iii) pollution or the protection of human health, the environment or natural resources, or (iv) zoning and land use.

“Environmentally Regulated Materials” means (i) hazardous materials, hazardous wastes, hazardous substances, restricted hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar import, as used under Environmental Laws, including but not limited to the following: the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., the Clean Water Act, 33 U.S.C. 1231 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq., and the Oil Pollution Act, 33 U.S.C. § 2701 et seq., and their state and local counterparts or equivalents; (ii) petroleum and petroleum products including crude oil and an fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (vi) any substance that, whether by its nature or its use, is now or hereafter subject to regulation under any Environmental Law or with respect to which any federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which such first Person is a member.

“Eurodollar Business Day” means any Business Day on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial Lenders are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“Eurodollar Rate” means, for any Interest Period, the rate per annum determined by the Administrative Agent with notice to the Lenders by reference to Telerate Page 3750 as of 11:00 A.M. (London time), on the second Eurodollar Business Day before the first day of such Interest

Period. In the event that such rate does not so appear on the Telerate Screen (or otherwise as aforesaid), the “Eurodollar Rate” for purposes of this definition shall be the arithmetic average (rounded to five decimal places) of the offered quotation to first-class banks in the interbank Eurodollar market by Mizuho Corporate Bank, Ltd. in London for dollar deposits with maturities comparable to the applicable Interest Period determined as of 11:00 A.M. (London time) on the second Eurodollar Business Day before the first day of such Interest Period.

“Eurodollar Rate Loan” means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Adjusted Eurodollar Rate.

“Event of Default” means any of the events specified in Section 6.01.

“Existing Bonds” means the bonds issued pursuant to the Indenture.

“Existing Credit Facility” means the Revolving Credit Agreement dated as of March 10, 1999, among California Steel Industries, Inc., the Lenders named therein, Bank of America, National Association, as Loan and Collateral Agent, Bank of America National Trust and Savings Association, as Letter of Credit and Documentation Agent and BancBoston Robertson Stephens Inc. and NationsBanc Montgomery Securities LLC as the arrangers, as amended by First Amendment to Revolving Credit Agreement dated as of April 28, 2000, Second Amendment and Consent to Revolving Credit Agreement dated as of March 12, 2001, Third Amendment to Revolving Credit Agreement dated as of June 12, 2001, Fourth Amendment to Revolving Credit Agreement dated as of September 26, 2001, Fifth Amendment to Revolving Credit Agreement dated as of March 22, 2002 and Sixth Amendment to Revolving Credit Agreement dated as of July 14, 2003.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by such Lender.

“Fee Letters” means (i) the Administrative Agent Fee Letter dated as of the date hereof between the Administrative Agent and the Borrower, (ii) the Arranger Fee Letter dated as of the date hereof between the Arranger and the Borrower and (iii) the Upfront Fee Letter dated as of the date hereof between the Arranger and the Borrower.

“Funded Current Liability Percentage” has the meaning ascribed to that term in Code Section 401(a)(29).

“Generally Accepted Accounting Principles” means (i) in the case of the Base Financial Statements, generally accepted accounting principles at the time of the issuance of the Base Financial Statements and (ii) in all other cases, the accounting principles followed in the preparation of the Base Financial Statements.

“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any governmental unit.

“Governmental Authority” means the government of any federal, state, municipal or other political subdivision in which the Borrower or any Subsidiary, or any of their respective properties, is located, and any other government or political subdivision thereof exercising jurisdiction over the Borrower or any Subsidiary, or any of their respective properties, including all agencies and instrumentalities of such governments and political subdivisions.

“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (ii) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word “Guarantee” when used as a verb has the correlative meaning.

“Indebtedness” of any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i) every obligation of such Person for money borrowed,

(ii) every obligation of such Person evidenced by bonds, debentures, Revolving Credit Notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(v) every obligation of such Person under any Capitalized Lease,

(vi) every obligation of such Person under any lease (a “synthetic lease”) treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

(vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or, otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(ix) every obligation of -such- Person under any Derivative Contract,

(x) every obligation in respect of Indebtedness of any partnership or other entity to the extent that such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(xi) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or -supply funds for the purchase of) any security for the payment of such primary obligation, ($) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

“Indemnified Person” means any Person that is, or at any time was, the Administrative Agent, an Issuing Bank, the Arranger, the Syndication Agent, a Lender, an Affiliate of the

Administrative Agent, any Issuing Bank, Arranger, Syndication Agent or any Lender or a director, officer, employee or agent of any such Person.

“Indenture” means the Indenture dated as of March 22, 2004 by and between the Borrower and U.S. Bank, National Association.

“Information” means data, certificates, reports, statements (including financial statements), opinions of counsel, documents and other information.

“Intellectual Property” means (i) (A) patents and patent rights, (B) trademarks, trademark rights, trade names, trade name rights, corporate names, business names, trade styles, service marks, logos and general intangibles of like nature and (C) copyrights, in each case whether registered, unregistered or under pending registration and, in the case of any such that are registered or under pending registration, whether registered or under pending registration under the laws of the United States or any other country, (ii) reissues, continuations, continuations-in-part and extensions of any Intellectual Property referred to in clause (i), and (iii) rights relating to any Intellectual Property referred to in clause (i) or (ii), including rights under applications (whether pending under the laws of the United States or any other country) or licenses relating thereto.

“Interest Payment Date” means (i) in the case of the Base Rate Loan, the first day of March, June, September and December of each year and (ii) in the case of the Eurodollar Rate Loans, the last day of each relevant interest period and, in the case of any interest period longer than three (3) months, on each successive date three (3) months after the first day of such interest period.

“Interest Period” means a period commencing, in the case of the first Interest Period applicable to a Eurodollar Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, and ending, depending on the Type of Loan, in the case of Eurodollar Interest Periods, on the same day in the first, second, third or sixth calendar month thereafter, except that (i) any Interest Period that would otherwise end on a day that is not a Business Day or, in the case of a Eurodollar Interest Period, a Eurodollar Business Day shall be extended to the next succeeding Business Day or Eurodollar Business Day, as the case may be, unless, in the case of a Eurodollar Interest Period, such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day and (ii) any Eurodollar Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Eurodollar Business Day of a calendar month. “Eurodollar Interest Period” mean an Interest Period applicable to Eurodollar Rate Loans.

“In-Transit Inventory” means raw materials owned by the Borrower or any of its Subsidiaries (collectively “inventory”), which otherwise qualifies as Eligible Inventory and (i) all title documents relating to which have been consigned (endorsed) to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent, (ii) the Administrative Agent or an Approved Customs Broker which is party to an effective Customs Agent Agreement is in possession of all documents of title relating to such inventory and (iii) such inventory is insured with financially sound and reputable insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses in the industry, or as may be required by Applicable Law.

“Inventory” has the meaning ascribed to such term in the Security Agreement.

“Investment” means all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Issuing Bank” means the Primary Issuing Bank or the Alternate Issuing Bank, as the context may require.

“Issuing Bank’s Office” means (i) the Primary Issuing Bank’s office located at 350 S. Grand Avenue, Suite 1500, Los Angeles, California 90071 or at such other location as the Primary Issuing Bank may designate from time to time, or (ii) the Alternate Issuing Bank’s office located at One Front Street, 21st Floor, San Francisco, California 94111 or at such other location as the Alternate Issuing Bank may designate from time to time, as the context may require.

“Lender” means (i) any Person listed on the signature pages hereof following the Administrative Agent and (ii) any Person that has been assigned any or all of the rights or obligations of a Lender pursuant to Section 9.10(a).

“Lending Office” of any Lender means (i) the branch or office of such Lender set forth below such Lender’s name under the heading “Lending Office” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, the branch or office of such Lender set forth under the heading “Lending Office” in the Notice of Assignment given to the Borrower and the Administrative Agent with respect to such assignment or (ii) such other branch or office of such Lender designated by such Lender from time to time as the branch or office at which its Base Rate Loans are to be made or maintained. Each Lender may from time to time designate separate Lending Offices for its Base Rate Loans, in which case all references to the Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Letter of Credit” has the meaning ascribed thereto in Section 1.07(a).

“Letter of Credit Administration Fee” has the meaning ascribed thereto in Section 1.08(c)(ii).

“Letter of Credit Application” has the meaning ascribed thereto in Section 1.07(a).

“Letter of Credit Fee” has the meaning ascribed thereto in Section 1.08.

“Letter of Credit Fronting Fee” has the meaning ascribed thereto in Section 1.08(c)(ii).

“Letter of Credit Participation” has the meaning ascribed thereto in Section 1.07(a).

“Leverage Ratio” means, as of the last day of and for any quarter, the ratio of daily average of Consolidated Funded Indebtedness for the four consecutive fiscal quarters ending with such quarter to Consolidated EBITDA for the four consecutive fiscal quarters ending with such quarter.

“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under Contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Lien” means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by Contract, operation of law, legal process or otherwise) (i) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (ii) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured creditors of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any amount advanced by a Lender pursuant to Section 1.01.

“Loan Document Related Claim” means any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with, the Loan Documents or the relationships established thereunder, whether such claim arises or is asserted before or after the Agreement Date or before or after the Repayment Date.

“Loan Document Representation and Warranty” means any “Representation and Warranty” as defined in any Loan Document and any other representation or warranty made or deemed made under any Loan Document.

“Loan Documents” means (i) this Agreement, the Notes, the Security Agreement, the Fee Letters, the Customs Agent Agreement and the Agency Account Agreement; and (ii) all other agreements, documents and instruments relating to, arising out of, or in any way connected with (A) any agreement, document or instrument referred to in clause (i), (B) any other agreement, document or instrument referred to in this clause (ii) or (C) any of the transactions contemplated by any agreement, document or instrument referred to in clause (i) or in this clause (ii).

“Local Accounts” has the meaning ascribed to such term in Section 3.21(a).

“Majority Lenders” means, at any time, Lenders having at least 51% of the Loans outstanding or, if there are no Loans outstanding, having at least 51% of the aggregate amount of the Commitments.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents, (c) the rights of or benefits available to any Lender party under, or the validity or enforceability of, the Loan Documents or (d) the lien on the Collateral granted by the Loan Documents.

“Maturity Date” means September 29, 2010.

“Maximum Drawing Amount” means the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letter of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the payee or (ii) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.

“Multiemployer Plan” shall mean (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by the Borrower or any Subsidiary or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan, which during the five-year period immediately following the latest date on which the Borrower, it Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute, if, for purposes of this clause (ii), the Borrower, any Subsidiary or any ERISA Affiliate could currently incur any liability under such plan.

“Net Book Value” means at the relevant time of reference thereto, the net book value of Eligible Inventory determined on a first-in first-out basis and at lower of cost or market. The “cost” of any Eligible Inventory shall be the lesser of (a) the calculated cost of purchases, as determined from invoices received by the Borrower or any of its Subsidiaries, or from the Borrower’s or such Subsidiary’s purchase journal or stock ledger (based upon the Borrower’s accounting practices, disclosed to the Administrative Agent and in effect on the date hereof or, if hereafter modified, modified in accordance with Generally Accepted Accounting Principles and disclosed to the Administrative Agent prior to such modification) and (b) the lowest ticketed or promoted price at which such Eligible Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected in the accounting system of the Borrower or such Subsidiary). “Cost” does not include inventory capitalization costs or, to the extent not yet paid for, other non-purchase price charges (such as freight) used in the Borrower’s or such Subsidiary’s calculations of the cost of goods sold.

“Non-US Bank” means a Person that is not a United States Person and that is not described in Section 881(c)(3) of the Code.

“Note” means any promissory note in the form of Exhibit A.

“Notice of Assignment” means any notice to the Borrower and the Administrative Agent with respect to an assignment pursuant to Section 9.10(a) in the form of Schedule 9.10(a).

“Obligations” means all obligations of every nature of each of the Borrower and its Subsidiaries from time to time owed to the Administrative Agent, the Issuing Banks, the Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnifications or otherwise.

“Payment Date” means the first day of March, June, September and December of each year.

“Pay-Off Letter” means the payoff letter in form and substance reasonably satisfactory to the Administrative Agent, from BofA indicating the amount of the outstanding obligations of the Borrower and its Subsidiaries under the Existing Credit Facility, to be discharged on the date hereof and an acknowledgement from BofA that upon receipt of funds it will forthwith execute and deliver to the Administrative Agent for filing all termination statements and take such other actions as may be necessary to discharge the security interests granted by the Borrower or any of its Subsidiaries in favor of BofA.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) with respect to any asset that does not constitute Collateral, (A) any Lien securing and only securing the obligations of the Borrower under the Loan Documents, (B) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, in existence less than 120 days from the date of creation thereof, but only if payment thereof shall not at the time be required to be made in accordance with Section 4.01(e) and foreclosure, distraint, sale or other similar proceedings shall not have been commenced; (C) any Lien on the properties and assets of a Subsidiary of the Borrower securing an obligation owing to the Borrower; (D) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance or similar legislation; (E) any Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as the execution or other enforcement thereof is not unstayed for more than 20 days; (F) any Lien in existence on the Agreement Date to the extent set forth on Schedule 4.08(a), and any extensions, renewals or replacements thereof which are, in each case, on terms and conditions no less favorable to the Borrower and the interest of the Administrative Agent and the Lenders, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Agreement Date to the extent set forth on such Schedule; (G) any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clause (F) or (G) of this definition, but only if (1) at the time such Lien is granted and immediately after giving effect thereto, no Default would exist, (2) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to fixed improvements thereafter erected on such property or asset, (3) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced and (4) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase; (H) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure Indebtedness of the type and amount permitted by Section 4.06(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the Indebtedness incurred solely for the purpose of financing the acquisition of such real or personal property so acquired; (I) liens on assets other than Inventory or Accounts Receivable which are pledged to secure Indebtedness of the type and amount permitted by Section 4.06(e); (J) encumbrances on real estate owned or leased by the Borrower or any of its Subsidiaries consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under lease to which the Borrower or a Subsidiary is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a Material Adverse Effect and (ii) with respect to any asset that constitutes Collateral, (A) Liens in favor of the Administrative Agent for the benefit of the Principals under and as defined in the Security Agreement, (B) Liens to secure the Indebtedness permitted by Section 4.06(f) and which are subordinated to all Liens securing the Obligations, on terms and conditions satisfactory to the Administrative Agent and (C) Liens existing on the Agreement Date to the extent set forth on Schedule 4.08(b), provided, however, that such Liens shall be terminated no later than October 30, 2005.

“Person” means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof or, for the purpose of the definition of “ERISA Affiliate”, any trade or business.

“Plan” shall mean (i) any single-employer plan, as defined in Section 4001(a)(15) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute to by), the Borrower or any Subsidiary or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan, which during the five-year period immediately following the latest date on which the Parent, any Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute, if, for purposes of this clause (ii), the Borrower, any Subsidiary or any ERISA Affiliate could currently is reasonably likely to incur any liability under such plan.

“Post-Default Rate” means the rate otherwise applicable under Section 1.03(a) plus 2%.

“Primary Issuing Bank” means Mizuho Corporate Bank, Ltd., as an issuing bank under the Loan Documents.

“Prime Rate” means the variable rate of interest per annum established by the Mizuho Corporate Bank, Ltd. (“Mizuho”) from time to time as its United States “prime rate”. Such “prime rate” is set by Mizuho as a general reference rate of interest, taking into account such factors as Mizuho may deem appropriate, it being understood that many of Mizuho’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Mizuho may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, the Prime Rate shall change whenever such “prime rate” changes, and each change in the Prime Rate shall be effective as of the opening of business on the date established as the effective date of any change in such “prime rate”.

“Prohibited Transaction” means any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

“Receivables Account” has the meaning ascribed to such term in Section 3.21(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulatory Change” means any Applicable Law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the Agreement Date, whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the Agreement Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any income or franchise tax imposed upon a Lender by any jurisdiction (or any political subdivision thereof) in which such Lender or any of its Lending Offices is located.

“Reimbursement Obligation” means the Borrower’s obligation to reimburse the Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in Section 1.07(b).

“Repayment Date” means the later of (i) the termination of the Commitments (whether as a result of the occurrence of the Maturity Date, reduction to zero pursuant to Section 1.08(b) or termination pursuant to Section 6.02), (ii) the payment in full of the Loans, Reimbursement Obligations and all other amounts payable or accrued hereunder and (iii) the termination of all Letters of Credit.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA. means, with respect to any Benefit Plan of any Person, (i) the occurrence of any of the events set forth in ERISA Sections 4043(b) (other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations), 4068(f) or 4063(a) or the regulations thereunder with respect to such Benefit Plan, (ii) any event requiring such Person or any of its ERISA Affiliates to provide security to such Benefit Plan under Code Section 401(a)(29) or (iii) any failure to make a payment required by Code Section 412(m) with respect to such Benefit Plan.

“Representation and Warranty” means any representation or warranty made pursuant to or under (i) Section 2.02, Article 3, Section 5.02 or any other provision of this Agreement or (ii) any amendment to, or waiver of rights under, this Agreement, whether or not, in the case of any representation or warranty referred to in clause (i) or (ii) of this definition (except, in each case, to the extent otherwise expressly provided), the information that is the subject matter thereof is within the knowledge of the borrower.

“Required Lenders” means, at any time, Lenders having more than 66 2/3 % of the Loans outstanding or, if there are no Loans outstanding, more than 66 2/3 % of the aggregate amount of the Commitments.

“Reserve Requirement” means, at any time, the then current maximum rate for which reserves (including any marginal, supplemental or emergency reserve) are required to be maintained under Regulation D by member Lenders of the Federal Reserve System in New York City with deposits exceeding five billion Dollars against “Eurocurrency liabilities”, as that term is used in Regulation D. The Adjusted Eurodollar Rates shall be adjusted automatically on and as of the effective date of any change in the applicable Reserve Requirement.

“Sale and Lease-Back Transaction” means any arrangement, directly or indirectly, with any person whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Secured Party” has the meaning ascribed to such term in the Security Agreement.

“Security Agreement” means the Security Agreement dated as of the date hereof between the Administrative Agent and the Borrower, in the form of Exhibit C.

“Security Interest” means the Liens created, or purported to be created, by the Loan Documents.

“Subsidiary” means, with respect to any Person, any other Person (i) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means The Bank of Tokyo-Mitsubishi, Ltd.

“Tax” means any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Termination and Release Documents” means, collectively, (i) Pay-Off Letter, (ii) UCC-3 termination statements terminating each financing statement filed against the Borrower to perfect security interests in collateral securing the Borrower’s obligations under the Existing Credit Facility and (iii) termination of all “Customs Agent Agreements” as defined in the Existing Credit Facility.

“Termination Event” means, with respect to any Plan, (i) any Reportable Event with respect to such Plan, (ii) the termination of such Plan, or the filing of a notice of intent to terminate such Plan, or the treatment of any amendment to such Plan as a termination under ERISA Section 4041(c), (iii) the institution of proceedings to terminate such Plan under ERISA Section 4042 or (iv) the appointment of a trustee to administer such Plan under ERISA Section 4042.

“Total Commitment” means the sum of the Commitments of the Lenders, as in effect from time to time.

“Type” means, with respect to Loans, any of the following, each of which shall be deemed to be a different “Type” of Loan: Base Rate Loans, Eurodollar Rate Loans having a one-month Interest Period, Eurodollar Rate Loans having a two-month Interest Period, Eurodollar Rate Loans having a three-month Interest Period and Eurodollar Rate Loans having a six-month Interest Period. Any Eurodollar Rate Loan having an Interest Period with a duration that differs from the duration specified for a Type of Eurodollar Rate Loan, as the case may be, listed above solely as a result of the operation of clauses (i) and (ii) of the definition of “Interest Period” shall be deemed to be a Loan of such above-listed Type notwithstanding such difference in duration of Interest Periods.

“Unfunded Benefit Liabilities” means, with respect to any Plan at any time, the amount of unfunded benefit liabilities of such Plan at such time as determined under ERISA Section 4001(a)(18).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Uniform Customs” means with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce

Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

“Unpaid Reimbursement Obligation” means any Reimbursement Obligation for which the Borrower has not reimbursed the Issuing Bank and the Lenders on the date specified in, and in accordance with, Section 1.07(b)

(b) Other Definitional Provisions. (i) Except as otherwise specified herein, all references herein (A) to any Person shall be deemed to include such Person’s successors and assigns, (B) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time and (C) to any Loan Document or Contract defined or referred to herein shall be deemed references to such Loan Document or Contract (and, in the case of any Note or other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

(ii) When used in this Agreement, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article”, “Section”, “Annex”, “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

(iii) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

(iv) Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

(v) Each authorization in favor of the Administrative Agent, the Issuing Banks, the Lenders or any other Person granted by or pursuant to the Loan Documents shall be deemed to be irrevocable and coupled with an interest.

(vi) Except as otherwise specified herein, all references herein to the Administrative Agent, any Lender or the Borrower shall be deemed to refer to such Person however designated in Loan Documents, so that (A) a reference to rights or duties of the Administrative Agent under the Loan Documents shall be deemed to include the rights or duties of such Person as the Secured Party under the Security Agreements (B) a reference to costs incurred by a Lender in connection with the Loan Documents shall be deemed to include costs incurred by such Person as or as a Principal under the Security

Agreements and (C) a reference to the obligations of the Borrower under the Loan Documents shall be deemed to include the obligations of such Person as the Pledgor under the Security Agreement.

(vii) Except as otherwise specified therein, all terms defined in this Agreement shall have the meanings herein ascribed to them when used in the Notes or any certificate, opinion or other document delivered pursuant hereto or thereto.

Section 10.02 Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by the Borrower in complying with the covenants contained herein shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles, except, in the case of such financial statements, for departures from Generally Accepted Accounting Principles that may from time to time be approved in writing by the independent certified public accountants who are at the time, in accordance with Section 5.01(b), reporting on the Borrower’s financial statements.

Section 10.03 Representations and Warranties. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement at the time of its initial execution and delivery, at and as of the Agreement Date, (b) in the case of any Representation and Warranty contained in this Agreement or any other document at the time any Loan is made, at and as of such time and (c) in the case of any particular Representation and Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.

Section 10.04 Captions. Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.

CALIFORNIA STEEL INDUSTRIES, INC., as Borrower

By	/s/ Masakazu Kurushima
Name:	Masakazu Kurushima
Title:	President and CEO

By	/s/ Ricardo Bernardes
Name:	Ricardo Bernardes
Title:	Exec. Vice President and CFO

MIZUHO CORPORATE BANK, LTD., as Administrative Agent, Primary Issuing Bank and Arranger

By	/s/ Shinji Yamada
Name:	Shinji Yamada
Title:	Joint General Manager

THE BANK OF TOKYO-MITSUBISHI, LTD., as Syndication Agent

By	/s/ Kazunori Kano
Name:	Kazunori Kano
Title:	Deputy General Manager

WELLS FARGO BANK, N.A., as Alternate Issuing Bank

By	/s/ John Cate
Name:	John Cate
Title:	Vice President

LENDERS:

MIZUHO CORPORATE BANK, LTD.

By	/s/ Shinji Yamada
Name:	Shinji Yamada
Title:	Joint General Manager

THE BANK OF TOKYO-MITSUBISHI, LTD.

By	/s/ Kazunori Kano
Name:	Kazunori Kano
Title:	Deputy General Manager

CITIBANK (WEST), FSB

By	/s/ Steven F. Larsen
Name:	Steven F. Larsen
Title:	Vice President

WELLS FARGO BANK, N.A.

By	/s/ John Cate
Name:	John Cate
Title:	Vice President